Exhibit 2.1

Execution Version

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

ASSET PURCHASE AGREEMENT

between

Atara Biotherapeutics, Inc.,

as the Seller,

FUJIFILM Diosynth Biotechnologies California, Inc.,

as the Buyer,

and, solely for purposes of Article IV [***],

FUJIFILM Holdings America Corporation,

As Buyer Parent

Dated as of January 26, 2022

(Continued)

(Continued)

(Continued)

		Page
Section 10.19	No Presumption Against Drafting Party	61
Section 10.20	Prevailing Party	61
Section 10.21	[***]	61

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of January 26, 2022 (the “Effective Date”) between Atara Biotherapeutics, Inc., a Delaware corporation (the “Seller”), FUJIFILM Diosynth Biotechnologies California, Inc., a Delaware corporation (the “Buyer”), and solely for purposes of Article IV [***], FUJIFILM Holdings America Corporation, a Delaware corporation (the “Buyer Parent”).

RECITALS

A. At Closing, the Buyer will operate as a biopharmaceutical contract development and manufacturing organization focused on cell culture, microbial fermentation, and gene and cell therapies.

B. The Seller is engaged in the development and manufacture of T-cell immunotherapies and operates the Atara T-Cell Operations and Manufacturing facility, located at 2430 Conejo Spectrum Street, Thousand Oaks, California (the “ATOM Facility”).

C. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, certain assets related to the ATOM Facility set forth herein, and in connection therewith the Buyer is willing to assume certain employees, liabilities and obligations of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, proceeding, investigation or inquiry by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, together with the Disclosure Schedules attached hereto, as the Disclosure Schedules may be amended and/or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means, collectively, the Ancillary Agreements Executed on the Effective Date and the Ancillary Agreements Executed on the Closing Date.

“Ancillary Agreements Executed on the Closing Date” means the Bill of Sale, the Assumption Agreement and the Quality Agreement.

“Ancillary Agreements Executed on the Effective Date” means the Transition Services Agreement, the MSSA and the ATOM Lease Assignment.

“Assumption Agreement” means an instrument of assignment and assumption Bill of Sale, the Assumption Agreement in form reasonably satisfactory to the Buyer and the Seller pursuant to which the Seller shall assign to the Buyer and the Buyer shall assume all of the Liabilities held by the Seller as of the Closing Date that are included in the Assumed Liabilities.

“Atara Deliverables” means the deliverables to be supplied by the Seller described in a scope of work under the MSSA.

“ATOM Facility Contractors” means those individuals identified on Schedule 3.9(c) of the Disclosure Schedules who are (i) engaged as an independent contractor (whether a “consultant,” “temporary employee,” “contract labor” or “independent contractor”) by the Seller to operate or provide services in support of the operation of ATOM Facility and/or the Transferred Assets (defined below) for the Business Purpose immediately prior to the Closing Date (defined below) and (ii) necessary to operate the ATOM Facility and/or the Transferred Assets for the Business Purpose immediately prior to the Closing Date.

“ATOM Facility Employees” means those individuals identified on Schedule 3.9(b) of the Disclosure Schedules who are employed by the Seller to operate the cGMP manufacturing aspects of the ATOM Facility and/or the Transferred Assets for the Business Purpose immediately prior to the Closing Date. Any individual identified on Schedule 3.9(b) of the Disclosure Schedules who refuses in writing the Buyer’s offer of employment to be made pursuant to Section 5.5(a)(i) (as such offer may be subsequently amended or supplemented by the Buyer) shall cease to be deemed to be an ATOM Facility Employee on the third Business Day thereafter but will continue to be included in the calculation of the applicable percentage of the ATOM Facility Employees for each of the applicable categories identified by Seller on Schedule 5.5(a)(ii) of the Disclosure Schedules.

“ATOM Lease” means that certain Standard Industrial Lease (Net) dated as of February 6, 2017 (as the same has been assigned by the landlord thereunder) by and between Rexford Industrial – Conejo Spectrum, LLC, a Delaware limited liability company, as successor by assignment to Thousand Oaks Industrial Portfolio, LLC, a Delaware limited liability company, as the “Landlord” (collectively, the “Landlord”), and the Seller, as the “Tenant”.

“ATOM Lease Assignment” means that certain consent to assignment delivered on the Effective Date by the Landlord to the Buyer consenting to the assignment of the ATOM Lease to Buyer at the Closing.

“Bill of Sale” means a bill of sale in a form reasonably satisfactory to the Buyer and the Seller evidencing the transfer by the Seller to the Buyer of the Transferred Assets.

“Business Day” means a day other than a Saturday, a Sunday or any day on which the commercial banks located in U.S.A. are authorized or obligated by Law to be closed.

“Business Combination” means any transaction with any Person other than the Buyer, involving (i) the acquisition, sale, license, disposition, exchange, lease, Encumbrance or transfer of the ATOM Facility or the Transferred Assets, other than in the ordinary course of business as permitted in Section 5.1 hereof, or (ii) any other transaction that would reasonably be expected to prevent, impair, or delay or frustrate the Closing of the transactions contemplated by this Agreement.

“Business Purpose” means the general conduct of business operations at the ATOM Facility relating, in general, to the manufacturing, testing, storage, filling, labeling, packing, and supply of Seller’s current cGMP pharmaceutical product candidates in the Territory (defined below).

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby; provided however, that no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Buyer Material Adverse Effect: (i) any changes or developments generally affecting any of the industries in which Buyer or its Affiliates operates, (ii) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the transactions contemplated hereby, (iii) any changes in any applicable Laws (including adoption of or changes in any Public Health Measures) or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, (iv) political, geopolitical, social or regulatory conditions, including any military conflict, civil unrest, or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (v) any disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, including any Public Health Measures; (vi) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, or (vii) the announcement of this Agreement and the transactions contemplated hereby.

“cGMP” means current good manufacturing practice applicable to the manufacture of product(s) that are promulgated by the applicable Governmental Authority, as are applicable to the product(s), including: Current Good Manufacturing Practice, as defined in (i) the Federal Register volume 66 No 186 and those sections applicable within the FDA Regulations 21 CFR Part 210, 211, 600, 601 and 610 and (ii) the rules governing medicinal products in the European Union and the United Kingdom. Eudralex Volume 4 – Guidelines for good manufacturing practices for medicinal products for human and veterinary use. Part I – Basic Requirements for Medicinal Products. Part II – Basic Requirements for Active Substances used as Starting Materials and ICHQ7.

“Change of Control” means, with respect to either party: (i) the acquisition by a third party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than 50% of the outstanding voting equity securities of such party; (ii) a merger, reorganization, recapitalization, or consolidation involving such party as a result of which a third party acquires direct or indirect beneficial ownership of more than 50% of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a sale or other transfer of all or substantially all of the assets of such party in one transaction or a series of related transactions to a third party.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Condemnation Value” means the amount of decrease in value of the Transferred Assets (net of and after giving effect to any condemnation award actually received by Seller, to the extent used to replace such Transferred Assets), as mutually agreed in good faith by the Seller and Buyer.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated [***], between FUJIFILM Corporation, an Affiliate of the Buyer, and the Seller.

“Contract” means any written contract, agreement, lease, sublease, license, other use or occupancy agreement, evidence of indebtedness, mortgage, indenture, security agreement or other legally binding arrangement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Data Room” electronic data room established by Seller and hosted by Venue Client Services (Donnelley Financial Solutions) in connection with the transactions contemplated under this Agreement.

“Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all formal written plans and all other compensation and benefit plans, contracts, policies, programs and arrangements sponsored, maintained, contributed to, or required to be contributed to, by the Seller (other than routine administrative procedures) in connection with the ATOM Facility in effect as of the date hereof, including all pension, profit sharing, savings and thrift, bonus, incentive, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, retention, severance pay, fringe, sick leave, vacation, health, welfare, medical and life insurance plans for the benefit of ATOM Facility Employees or their dependents.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, assessment, restrictive covenant, license, encroachment, protrusion, option, right-of-way, right-of-first offer or refusal, royalty, defect to title, adverse claim or other restriction of any kind.

“Environmental Laws” means any Law in effect relating to pollution or protection of the environment, or of human or occupational health or safety (as such relates to exposure to any Hazardous Materials), including without limitation Laws relating to releases or threatened releases of Hazardous Materials or the manufacture, handling, transport, use, treatment, storage, emission, discharge, or disposal of Hazardous Materials.

“Environmental Permits” means all Permits under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Facility Documentation” means any material written documentation or standard operating procedures relating to the operation and management of the ATOM Facility for the Business Purpose. For avoidance of doubt, Facility Documentation does not include any Intellectual Property (defined below).

“FDA” means the U.S. Food and Drug Administration.

“Fundamental Representations” means the representations and warranties in Section 3.1 (Organization); Section 3.2 (Authority); Section 3.4 (Transferred Assets); Section 3.7(b) and (c) (Compliance with Law; Permits); Section 3.12(h) (Facility Documentation and Intellectual Property); and Section 3.14 (Environmental Matters).

“Fraud” means an intentional misrepresentation or intentional omission of fact that constitutes common law fraud under Delaware law.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, quasi-governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Hazardous Materials” means any substance, material, chemical or waste that is defined, classified or regulated as a “hazardous waste,” “hazardous substance,” “toxic substance,” “subject waste,” “pollutant” or “contaminant” under any Environmental Law, including without limitation petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d-1 et seq.) and all amendments and regulations promulgated thereunder.

“Independent Accountant” means an independent public accounting firm mutually agreed upon by the Buyer and Seller.

“Information Privacy or Security Laws” shall mean HIPAA and all other Laws concerning the privacy or security of personal information, including state data breach notification Laws, state health privacy and information security Laws, the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended, the FTC Red Flag Rules and state consumer protection Laws.

“Intellectual Property” means any and all intellectual property, including: (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, and applications to register any of the foregoing; (ii) patents and patent applications; (iii) copyrights (whether registered or unregistered) and applications for registration; and (iv) confidential and proprietary information, including trade secrets and know-how.

“Knowledge” with respect to the Seller means the actual knowledge of the persons listed in Schedule 1.1 of the Disclosure Schedules as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) after reasonable internal inquiry. For the avoidance of doubt, the parties agree that “reasonable inquiry” imposes a duty on those Persons listed on Schedule 1.1 of the Disclosure Schedules to conduct a reasonable internal inquiry into matters qualified by the Knowledge of Seller, and that failure to conduct such reasonable inquiry shall not excuse the lack of knowledge that would have been gained if a reasonable inquiry had been conducted by such Persons.

“Liability(ies)” means, with respect to any Person, all indebtedness, obligations and other liabilities of such Person (whether absolute, accrued, known or unknown, direct or indirect, absolute or contingent, fixed or otherwise, or whether due or to become due).

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Material Closing Consents” means the consent to assignment for each of the Transferred Contracts set forth on Schedule 3.15(a) of the Disclosure Schedules where indicated thereon that the “timing of transfer” thereof will occur at Closing, where such consent is required.

“Material Post-Closing Consents” means the consent to assignment for each of the Transferred Contracts set forth on Schedule 3.15(a) of the Disclosure Schedules where indicated thereon that the “timing of transfer” thereof will occur no later than concurrent with the TSA Services Termination Date, where such consent is required.

“Materials” means: inventories of raw materials, consumables, packaging/labeling materials, components, media and Work in Progress to be used or consumed in the ATOM Facility, wherever located, in the operation of the ATOM Facility for the Business Purpose, but excluding therefrom: (i) any items that are damaged, defective or are no longer compliant with required codes or standards for their intended use, including applicable expiry dates (if any), and (ii) any Atara Deliverables.

“Miscellaneous Inventory” means assets used in the ATOM Facility for the Business Purpose with an acquisition cost or book value of [***].

“MSSA” means that certain (i) master services and supply agreement executed by the Buyer and the Seller on the Effective Date, effective as of the Closing Date, [***].

“Per Diem Amount” means, (i) as to Seller, [***] or (ii) as to Buyer [***]. If the Expedited Arbitration process set forth in Section 10.8(c) is initiated and the arbitrator finds that all of one party’s conditions to Closing were met, however the other party has not met its Closing conditions, then the Per Diem Amount will be assessed against the party that has not satisfied its Closing conditions for such calendar days during the Expedited Arbitration.

“Permitted Encumbrance(s)” means (i) liens for Taxes not yet past due or delinquent (or which may be paid without interest or penalties) or for Taxes the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation and building ordinances, laws and/or restrictions and other land use and environmental regulations promulgated by Governmental Authorities, but solely to the extent that the ATOM Facility is in compliance with the same and that that transactions contemplated hereby would not violate the same or cause any prepayment, repayment, penalties, or other obligations, (iv) such state of facts and/or matters as would be disclosed by the level of physical inspection of the Real Property (or any portion thereof) typical for a leased property, (v) any and all matters disclosed in the ATOM Lease, the Contracts, the Permits and/or any other written documents and/or instruments comprising, evidencing and/or pertaining to any of the Transferred Assets and/or Assumed Liabilities, as applicable, that were uploaded to the Data Room to which Buyer and its advisors were granted access as of 5:00 P.M. Eastern time on the date immediately preceding the date of this Agreement, and (vii) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that (a) are caused by and/or arising at the request of and/or approved or deemed approved by Buyer on or prior to the Closing Date in accordance with this Agreement, and/or (b) do not materially interfere with the present use of the Transferred Assets in the ATOM Facility, taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any taxable period beginning before and ending after the Closing Date.

“Pre-Paid Liabilities” means the following pre-paid liabilities (to the extent pre-paid by the Seller as of Closing) to the extent relating to the ownership or operation of the ATOM Facility after Closing: rent, utilities, equipment and copier rentals, software licenses, and security deposits.

“Premises” means 2430 Conejo Spectrum Street, Thousand Oaks, California.

“Post-Closing Tax Period” means any taxable period that ends after the Closing Date and the portion of any taxable period beginning before and ending after the Closing Date.

“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Laws, orders, directives, guidelines or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group in connection with COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions.

“Quality Agreement” means a quality agreement in substantially the form attached hereto as Exhibit A, as may be updated prior to the Closing Date consistent with industry practice, and in a manner reasonably satisfactory to the Buyer and the Seller.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its or their officers, directors, principals, partners, managers, employees, agents, auditors, advisors (including, without limitation, investment banking and financial advisors, financing sources, legal counsel, consultants and accountants) and other representatives of such Person.

“Restoration Cost” means the cost of restoring, repairing or replacing Transferred Assets damaged or destroyed by a Casualty Loss to a condition reasonably comparable to their prior condition, as such cost is mutually agreed in good faith by the Buyer and Seller.

“Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with or submitted to, any Governmental Authority in connection with any Tax or in connection with the administration of or compliance with applicable Law relating to any Tax.

“Seller Material Adverse Effect” means any event, change, occurrence or effect that, taken as a whole, would have a material adverse effect on the ATOM Facility or the Transferred Assets; provided, however, that no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Seller Material Adverse Effect: (i) any changes or developments generally affecting any of the industries in which the ATOM Facility operates, (ii) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the transactions contemplated hereby, (iii) any changes in any applicable Laws (including adoption of or changes in any Public Health Measures) or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, (iv) political, geopolitical, social or regulatory conditions, including any military conflict, civil unrest, or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (v) any disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, including any Public Health Measures, (vi) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, or (vii) the announcement of this Agreement and the transactions contemplated hereby.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code (defined below) or object code, (ii) databases, compilations, data aggregation programs and search engine technologies, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation and related materials, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means Software source code or database specifications or designs, in a form other than object code form, including programmer comments, annotations and help text therein, data structures, instructions and procedural, object-oriented and other code, or any material proprietary information or algorithm contained in any Software source code or database specifications or designs, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Systems” means the Software, hardware, firmware, networks, platforms, servers, interfaces, applications, websites and related information technology systems used by Seller in connection with the operation of the ATOM Facility.

“Taxes” means individually and collectively, any federal, state, or local taxes and other assessments and levies including, without limitation, net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, real estate, and service taxes and employer payroll, including any interest, penalties or additions in respect thereto.

“Territory” means worldwide.

“Transferred Contract Termination Notice” means a written notice, pursuant to the Transition Services Agreement, delivered by the Buyer to the Seller prior to the TSA Services Termination Date for such Service (as defined in the Transition Services Agreement) applicable to such Transferred Contract, that the Buyer no longer desires to assume such Transferred Contract.

“Transition Services Agreement” means that certain transition services agreement executed by the Buyer and the Seller on the Effective Date, effective as of the Closing Date, which designated schedules thereto may be updated in writing by the parties by mutual agreement prior to Closing.

“TSA Services Termination Date” means, with respect to a particular Service (as defined in the Transition Services Agreement) the expiration of the duration of such Service pursuant to Section 2.2 of the Transition Services Agreement.

“Willful Breach” means (i) a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of a covenant or agreement set forth in this Agreement, regardless of whether breaching such covenant or other agreement was the conscious object of the act or failure to act, or (ii) the failure of the Buyer or the Seller to effect the Closing if and when required pursuant to Section 2.7.

“Work in Progress” means any unfinished drug product and unfinished intermediates.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Aggregate Balance	5.5(e)(iii)
Allocable Consideration	6.7
Allocation	6.7
Alternative Proposal	5.16
Assumed Liabilities	2.3
ATOM Facility	Recitals
Buyer	Preamble
Buyer Indemnified Parties	8.2
Buyer Parent	Preamble
Buyer Savings Plan	5.5(d)
Buyer Welfare Benefit Plans	5.5(e)(i)
Casualty Loss	5.12
Claim Information	8.4(a)
Closing	2.7(a)
Closing Date	2.7(a)
Closing Date Adjustments	2.8(c)
Closing Date Inventory and Inspection	2.8(c)
Closing Materials	2.6(a)
COBRA	3.16(b)
COBRA Obligations	5.5(e)(ii)
Condemnation	5.13
Confidential Information	5.6(a)
Deductible Amount	8.5(a)(ii)
Disclosure Schedules	Article III
Effective Date	Preamble
ERISA Affiliate	3.16(b)
Estimated Purchase Price	2.8(a)
Estimated Purchase Price Adjustments	2.8(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Expedited Arbitration	10.8(c)
FFCRA	3.19(b)
Final Purchase Price	2.8(e)(i)
[***]	10.21
HSR Act	3.3(b)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Information Technology Systems	3.17
Losses	8.2
Material Contracts	3.15(b)
Objection Statement	2.8(e)(i)
Obsolete Inventory	2.8(c)
Permits	3.7(d)
Pre-Closing Inspection	2.8(b)
Pre-Closing Tax Refund	6.6
Purchase Price	2.6

Real Property	2.1(c)
[***]	5.7(a)
Seller	Preamble
Seller Indemnified Parties	8.3
Seller Savings Plan	5.5(d)
Seller’s Trademarks	2.2(d)
Straddle Period	6.4
Third Party Claim	8.4(a)
Third Party Intellectual Property	3.12(f)
Transfer Taxes	6.2
Transferred Asset Tax Return	6.3
Transferred Assets	2.1
Transferred Contracts	3.15(a)
Transferred Employees	5.5(a)(i)
WARN Act	5.5(g)

Section 1.3 Certain Principles of Interpretation. In this Agreement, unless otherwise indicated, all words defined in the singular have the corresponding meaning in the plural and vice versa; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including”, “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; the words “shall” and “will” have the same meaning and indicate a requirement; the words “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; the word “or” shall be disjunctive but not exclusive; the phrase “to the extent” means “the degree by which” and not “if’; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to articles, sections (or subdivisions of sections), exhibits, annexes or schedules of or to this Agreement; references to agreements and other contractual instruments shall be deemed to include all amendments, extensions and other modifications to such instruments prior to the date of this Agreement to the extent made available to Buyer prior to the date hereof and any such amendments, extensions and other modifications to such instruments that are expressly permitted hereunder; references to Persons include their respective successors and permitted assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities; the phrase “ordinary course of business” refers to the conduct of the ATOM Facility, unless otherwise indicated, and shall be deemed to be followed by the words “consistent with past practice”; all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; the terms “indemnification,” “indemnify” and derivative words shall be deemed to include reference to any related reimbursement obligations (whether or not related to a third-party claim); and “made available” with reference to any document provided by Seller hereunder means made available to Buyer or its Representatives in the Data Room in connection with the transactions contemplated under this Agreement, as updated as of 5:00 P.M. Eastern time on the date immediately preceding the date of this Agreement. Any deadline or the date of performance of any right or obligation set forth herein shall be calculated exclusive of the first date from which such time period commences and inclusive of the date on which such time period ends. To the extent that any deadline or date of performance of any right or obligation set forth herein shall fall on a day other than a Business Day, then such deadline or date of performance shall automatically be extended to the next succeeding Business Day.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, to the fullest extent assignable, transferable, conveyable and/or deliverable, all of the Seller’s right, title and interest as of the Closing Date in and to the Transferred Assets free and clear of all Encumbrances (except Permitted Encumbrances), and the Buyer shall purchase, acquire, assume, accept and pay for the Transferred Assets and assume the Assumed Liabilities. “Transferred Assets” shall mean all of the Seller’s right, title and interest in and to the following assets (other than the Excluded Assets), as they exist at the time of the Closing, owned or held for use by Seller:

(a) without duplication of the matters set forth in this Section 2.1, all Pre-Paid Liabilities;

(b) all Transferred Contracts with the assignment of such to be at the Closing or post-Closing, as set forth on Schedule 3.15(a) of the Disclosure Schedules, in accordance with Section 2.5(b) hereof;

(c) the ATOM Lease, together with the Seller’s right, title and interest in and to all structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the ATOM Lease, if any (the “Real Property”);

(d) all machinery, equipment, furniture, furnishings, fittings, tools and other tangible personal property owned or leased by Seller relating primarily to the operation of the ATOM Facility for the Business Purpose listed on Schedule 2.1(d) of the Disclosure Schedules;

(e) all Materials listed on Schedule 2.1(e) of the Disclosure Schedules;

(f) all Permits relating primarily to the operation of the ATOM Facility for the Business Purpose, including as listed on Schedule 2.1(f) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law;

(g) all Facility Documentation, including as listed on Schedule 2.1(g) of the Disclosure Schedules;

(h) to the extent relating primarily to the operation of the ATOM Facility for the Business Purpose, all applicable warranty claims against manufacturers or vendors, to the extent that such warranties are transferable, and all items of personal property due under applicable warranties, in each case as in existence on the date hereof, but excluding such items disposed of by Seller in the ordinary course of business prior to the Closing in accordance with this Agreement, and including such additional items as may be acquired by Seller for use in connection with the ownership or operation of the ATOM Facility in the ordinary course of business prior to the Closing in accordance with this Agreement; and

(i) all rights to Actions of any nature in favor of the Seller to the extent arising after the Closing Date and relating primarily to the operation of the ATOM Facility, including rights under guarantees, warranties, indemnities and similar rights in favor of the Seller.

Section 2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the Seller is not selling, and the Buyer is not purchasing, any assets other than those specifically listed or described in Section 2.1, and without limiting the generality of the foregoing, the term “Transferred Assets” shall expressly exclude the following assets of the Seller, all of which shall be retained by the Seller (collectively, the “Excluded Assets”):

(a) all of the Seller’s Contracts or assets other than the Transferred Contracts and Transferred Assets, respectively;

(b) all of the Seller’s cash and cash equivalents and short term investments;

(c) the Seller’s corporate books and records of internal corporate proceedings, tax records, work papers and books and records that the Seller is required by Law to retain;

(d) all the Seller’s Intellectual Property, including the following name and marks and any variation or derivation thereof: Atara (“Seller’s Trademarks”), except that Buyer and its Affiliates shall be permitted to use Seller’s Trademarks on and after Closing without consideration to the extent Buyer is reasonably required to keep and use documents that are intended for internal use (e.g., reports, quality documentation, manufacturing instructions and site master files), provided that the Buyer shall, if appropriate, endeavor to delete all Seller’s Trademarks when these documents are reviewed after Closing to update their contents, having regard to the historical review cycles of these documents;

(e) all of the Seller’s bank accounts;

(f) all accounting records (including records relating to Taxes), financial plans and internal reports relating to the business activities of the Seller;

(g) any refund of Taxes or Tax credit relating to the ATOM Facility or the Transferred Assets in respect of any Pre-Closing Tax Period;

(h) any insurance policies and rights, claims or causes of action thereunder;

(i) except as specifically provided in Section 5.5, any assets or receivables relating to or rights in connection with any Employee Plan;

(j) all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;

(k) the assets of the Seller listed on Schedule 2.2 of the Disclosure Schedules;

(l) the right to use a duplicate copy of the Facility Documentation, which may be used by Seller and its Affiliates for any purpose;

(m) any finished drug product and finished drug intermediates; and

(n) all rights of the Seller under this Agreement and the Ancillary Agreements.

Section 2.3 Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, at the Closing, the Buyer shall assume and pay, discharge, perform or otherwise satisfy the following Liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primarily or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due, of the Seller arising out of, relating to or otherwise in respect of the ATOM Facility or the Transferred Assets (other than the Excluded Liabilities) (the “Assumed Liabilities”):

(a) without duplication of the matters set forth elsewhere in this Section 2.3, all Liabilities (other than Liabilities for Taxes in respect of any Pre-Closing Tax Period) specified on Schedule 2.3(a) of the Disclosure Schedules;

(b) all Liabilities accruing, other than Liabilities for Taxes in respect of any Pre-Closing Tax Period, arising out of or relating to the conduct or operation of the ATOM Facility or the acquisition, ownership or use of the Transferred Assets from and after the Closing Date, including any Liability pursuant to any Environmental Laws;

(c) any Taxes to be paid by the Buyer pursuant to Article VI;

(d) all Liabilities of the Seller, other than Liabilities for Taxes in respect of any Pre-Closing Tax Period, under the Transferred Contracts and the ATOM Facility Permits to be performed on or after, or in respect of periods following, the Closing Date; and

(e) all Liabilities assumed by the Buyer pursuant to Section 5.5.

Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, the Buyer is not assuming and the Seller shall pay, perform or otherwise satisfy, all Liabilities other than the Assumed Liabilities (the “Excluded Liabilities”), including the following:

(a) any and all Liability for Taxes (or the non-payment thereof) imposed on or with respect to the ATOM Facility or the Transferred Assets that are incurred in, or attributable to any Pre-Closing Tax Period except to the extent otherwise explicitly set forth in this Agreement and all Liabilities in respect of Taxes imposed on Seller (to the extent unrelated to the ATOM Facility or the Transferred Assets), other than those expressly included in Assumed Liabilities;

(b) any Liability pursuant to any Environmental Law arising from or relating to any action, event, circumstance or condition occurring or existing on or prior the Closing Date;

(c) any Liability arising in respect of or relating to ATOM Facility Employees (to the extent arising out of an act, event, breach, default, condition, violation, or occurrence that occurred prior to Closing) or any Employee Plan, except as specifically transferred to Buyer pursuant to Section 5.5;

(d) any indebtedness for borrowed money or guarantees thereof outstanding as of the Closing Date;

(e) any transaction expenses of Seller, including, without limitation, any broker or finder’s fee;

(f) any Liability to third party suppliers for materials and services delivered to the Seller prior to the Closing Date;

(g) all Liabilities in respect of products manufactured or distributed by the ATOM Facility before the Closing Date;

(h) repayment of Tax credits and/or Tax incentives repayable by Seller and, except as otherwise provided in Section 6.2 with respect to Transfer Taxes to be paid by Buyer, other amounts required to be paid to a Governmental Authority as a result of the sale of the Transferred Assets by the Seller;

(i) all Liabilities to the extent related to or arising out of incidents of personal injury or bodily harm or that could otherwise form the basis for any workers’ compensation claim, in each case occurring before the Closing;

(j) any Liability under the WARN Act or any similar state or local Law that may result from an “Employment Loss,” as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of the Seller prior to the Closing or by the Buyer’s decision not to hire employees of Seller, other than as a result of the Buyer’s breach of its obligations under Section 5.5;

(k) any Liability arising under unclaimed property or escheat laws, to the extent arising prior to the Closing Date; and

(l) any Liability relating to an Excluded Asset.

To the extent, if any, that any Liability might be partly an Assumed Liability and partly an Excluded Liability, the apportionment of such Liability shall be determined pursuant to equitable principles. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, any Liabilities attributable to Seller shall remain with Seller, and Buyer shall not be responsible in any way for such Liabilities (other than, with respect to Buyer, the Assumed Liabilities).

Section 2.5 Consents to Certain Assignments.

(a) Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any asset, permit, claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Law to which the Seller is a party or by which it is bound, or in any way adversely affect the rights of the Seller or, upon transfer, the Buyer under such asset, permit, claim or right. The Seller shall consult with the Buyer and use its commercially reasonable efforts to obtain any consents or waivers required to assign to the Buyer any Transferred Asset that requires the consent of a third party, without any conditions to such transfer or changes or modifications of terms thereunder. Other than obtaining the Material Closing Consents and the Material Post-Closing Consents, the Buyer agrees that the Seller shall not have any Liability to the Buyer arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of any circumstances resulting therefrom. The Buyer further agrees that no representation, warranty or covenant of the Seller herein shall be breached or deemed breached, and, other than with respect to the Material Closing Consents and the Material Post-Closing Consents, no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or any circumstances resulting therefrom or (ii) any suit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any circumstances resulting therefrom.

(b) Other than the Material Closing Consents, if any such consent is not obtained prior to the Closing for a Transferred Contract, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, the Buyer shall use its commercially reasonable efforts (for clarity, not requiring the payment of any consideration by the Seller) to secure such assignment and consent for each Material Post-Closing Consent as promptly as practicable after the Closing but no later than the applicable TSA Services Termination Date related to such Transferred Contract; provided, that if the Buyer delivers to the Seller a Transferred Contract Termination Notice, then the Seller shall have no further responsibility under this Section 2.5(b) with respect to such Transferred Contract set forth in the Transferred Contract Termination Notice and the Buyer shall pay any applicable termination fees or expenses. Upon obtaining any consents pursuant to this Section 2.5(b), such Transferred Contract shall promptly be transferred and assigned to Buyer hereunder at no additional cost to Buyer and with such effect as if transferred as of the Closing.

Section 2.6 Purchase Price. The aggregate purchase price for the Transferred Assets (the “Purchase Price”) shall be $100,000,000, adjusted as follows:

(a) plus, the value of all Materials that are being delivered with the ATOM Facility at Closing that are detailed in the Pre-Closing Inspection and any Materials that are needed to run the ATOM Facility (the “Closing Materials”), with the value being equal to the Seller’s purchase price for such Materials;

(b) if applicable, (i) plus any Per Diem Amount calculated under clause (i) of the definition of Per Diem Amount; or (ii) minus any Per Diem Amount calculated under clause (ii) of the definition of Per Diem Amount; and

(c) plus or minus any adjustments made prior to Closing pursuant to Section 2.8 below.

Section 2.7 Closing.

(a) The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held remotely via DocuSign (except for any agreement that requires “wet ink” originals for validity or recording purposes under local Laws, for which originals shall be delivered), at the later of (i) 12:01 a.m. Pacific time on April 4, 2022 or (ii) 12:01 a.m. Pacific time on the first Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing actually takes place is referred to as the “Closing Date.”

(b) At the Closing, the Buyer shall pay the Estimated Purchase Price by wire transfer to a bank account designated in writing to the Buyer by such recipient at least two Business Days prior to the Closing Date, in immediately available funds in United States dollars.

Section 2.8 Purchase Price Adjustments.

(a) Pre-Closing Estimates. At least three Business Days prior to the Pre-Closing Inspection, the Seller shall deliver to the Buyer a written certificate duly executed by an authorized officer of Seller setting forth a good faith calculation of the estimates of the purchase price adjustments set forth in Section 2.6(a) (the “Estimated Purchase Price Adjustments”) and, based on such estimates, a calculation of the estimated Purchase Price (the “Estimated Purchase Price”), along with reasonably detailed data and schedules supporting the determination of each such calculation (including supporting detail for each component item of the Estimated Purchase Price Adjustments).

(b) Pre-Closing Inspection of Transferred Assets. On the 10th Business Day before the anticipated Closing Date (or such other day on which the Buyer and the Seller may mutually agree in writing), representatives designated by the Buyer and by the Seller (and any subject-matter experts retained by the Buyer or the Seller) shall conduct an in-person preclosing walk-through inspection of the ATOM Facility (the “Pre-Closing Inspection”) to: (i) inventory the Materials, and (ii) confirm satisfaction of the closing conditions set forth in Section 7.3(b), which may include confirming the condition of the ATOM Facility and that the machinery, equipment, and other physical assets that are a part of the Transferred Assets and that are expected to be located at the ATOM Facility immediately after the Closing are present at the ATOM Facility and are in the expected form, condition, quality, and quantity. No such Transferred Assets shall be removed from the ATOM Facility or altered, modified, or consumed (except Materials used in the ordinary course of business that shall not be included in the Transferred Assets) after the beginning of the Pre-Closing Inspection through the Closing.

(c) Closing Date Inventory and Inspection. As a part of the Pre-Closing Inspection, Seller shall take a physical inventory and accounting review of (i) the estimates set forth in Section 2.8(a) and (ii) the Transferred Assets, excluding in each case any Miscellaneous Inventory (the “Closing Date Inventory and Inspection”). The Buyer and its independent auditors shall be permitted to observe and participate in the Closing Date Inventory and Inspection and to verify its results. The Seller and the Buyer agree to utilize the normal inventory procedures previously utilized by the Seller, so long as in accordance with GAAP. The Seller and the Buyer shall use good faith efforts to identify any Materials that are below standard quality, obsolete, or of a quality or quantity not useable at the ATOM Facility in the ordinary course of business (the “Obsolete Inventory”). The (i) value of any Obsolete Inventory shall reduce the Purchase Price to the extent such Obsolete Inventory previously resulted in a Purchase Price increase pursuant to Section 2.6(a); and (ii) the book value assigned in the Seller’s asset register for each other Transferred Asset or, in the case of Materials, the Seller’s purchase price for such Materials (excluding in each case any Miscellaneous Inventory) not delivered shall reduce the Purchase Price by such amount (the “Closing Date Adjustments”).

(d) Closing Date Adjustments. Within five days following Closing, the Seller shall provide updated or final amounts for the Closing Date Adjustments as of the close of business on the Closing Date. The Buyer and its independent auditors shall be permitted to review the Closing Date Adjustments and to verify its results. The Seller and the Buyer agree to utilize the normal accounting procedures previously utilized by the Seller in accordance with GAAP.

(e) Final Calculations.

(i) No later than 30 days after the Closing Date, the Buyer will prepare (at the Buyer’s expense) and deliver to the Seller a statement setting forth its calculation of the Closing Date Adjustments, including a reconciliation of calculated amounts to those provided by the Seller, on a line-by-line basis. After delivery, the Seller and its accounting and financial advisors shall be permitted during normal business hours to review and copy the work papers of the Buyer and its accounting and financial advisors related to the preparation of the Closing Date Adjustments and to make other inquiries of the Buyer and its accounting and financial advisors regarding questions or disagreements with the Closing Date Adjustments arising in the course of its review thereof. If the Seller has any objections to any items in the Closing Date Adjustments, then the Seller shall deliver to the Buyer a statement (an “Objection Statement”) setting forth such objections and, to the extent practical, the Seller’s proposed resolution of each such disputed items. The Buyer shall, and shall cause its officers, employees, consultants, accountants and agents to, cooperate fully with Seller, the Seller and their respective accounting and financial advisors in connection with their review of the Closing Date Adjustments and the preparation of any Objection Statement and to provide any information reasonably requested by Seller, the Seller and their respective accounting and financial advisors in connection therewith or in connection with resolving any objections therein. If an Objection Statement is not delivered to the Buyer within 30 days after Closing, then the Estimated Purchase Price shall be the final Purchase Price (the “Final Purchase Price”). If such an Objection Statement is timely delivered, then the Buyer and the Seller shall cooperate and negotiate in good faith to resolve any disputed items in the Objection Statement, but if they do not reach a final resolution within 30 days after the delivery of the Objection Statement, the Seller and the Buyer shall submit each unresolved item in the Objection Statement to the Independent Accountant to resolve such unresolved items. The Independent Accountant shall be instructed to make its determination in respect of all then-unresolved items in the Objection Statement, and each party shall reasonably cooperate with the Independent Accountant during such process. The Independent Accountant’s determination of such unresolved items shall be final and binding upon the Seller and the Buyer, absent manifest error or Fraud; provided, however, that no such determination with respect to any item objected to in the Objection Statement shall be any more favorable than is set forth in the Objection Statement. All costs and expenses of the Independent Accountant shall be borne by Seller, on the one hand, and the Buyer, on the other hand, based upon the percentage amount actually contested but not awarded to Seller or the Buyer, respectively, bears to the aggregate amount actually contested by Seller and the Buyer, and such allocation shall be determined by the Independent Accountant and included in its decision. The parties shall bear their own costs and expenses in connection with their respective preparation and review of the Closing Date Adjustments and the Objection Statement, as the case may be. The process set forth in this Section 2.8(c)(i) shall be the sole and exclusive remedy of the Buyer and Seller for any disputes related to items required to be reflected on the Closing Date Adjustments or included in an Objection Statement, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties.

(ii) If, after the final determination pursuant to clause (i) above, the Final Purchase Price exceeds the Estimated Purchase Price, then the Buyer shall promptly (but in any event within 10 Business Days of the final determination thereof) pay to the Seller such excess by wire transfer of immediately available funds to an account or accounts designated by the Seller.

(iii) If, after the final determination pursuant to clause (i) above, the Estimated Purchase Price exceeds the Final Purchase Price, then the Seller shall promptly (but in any event within 10 Business Days) pay to the Buyer such shortfall by wire transfer of immediately available funds to an account or accounts designated by the Buyer.

Section 2.9 Proration of Charges.

(a) Except as otherwise provided in this Agreement or the Transition Services Agreement, all installments of special assessments or other charges on or with respect to the ATOM Facility or the Transferred Assets payable by Buyer, on the one hand, or Seller, on the other hand, for any period in which the Closing Date shall occur, including base rent, common area maintenance, property taxes, equipment rented on a month-to-month or other periodic (e.g., annual) basis, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal and cost of fuel, repair, maintenance and service agreements, or security deposits shall be apportioned as of the Closing, and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charge or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 a.m. Pacific time on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.

(b) Except as otherwise provided in this Agreement or the Transition Services Agreement, all refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the ATOM Facility or any Transferred Asset for any period in which the Closing shall occur shall be prorated so that Seller shall be entitled to that portion of any such installment applicable to the period up to but not including the Closing Date and Buyer shall be entitled to that portion of any such installment applicable to any period including and from and after the Closing Date, and if Buyer or Seller, as the case may be, shall receive any such payments after the Closing Date, they shall promptly remit to such other parties their share of the payments.

(c) The prorations pursuant to this Section 2.9 may be calculated after the Closing Date, as each item to be prorated (including any such obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than 30 days after the party requesting proration of any item obtains the information required to calculate such proration of such item.

Section 2.10 Closing Materials Adjustments. On the second anniversary of the Closing Date, Buyer shall deliver to Seller a statement of all Closing Materials that are unused or have expired based on Buyer applying a first-in-first-out (FIFO) inventory utilization methodology. Seller shall pay to Buyer an amount equal to the initial Closing Date value of such Closing Materials within 30 days after Seller receives an itemized statement thereof from Buyer, and upon Seller’s election, Buyer shall promptly deliver to Seller, at Seller’s cost, any such Closing Materials.

Section 2.11 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of applicable Law, provided, if the Buyer determines that any such deduction or withholding is required in respect of a payment pursuant to this Agreement, the Buyer shall provide written notice to the Seller no less than 15 Business Days prior to the date on which such deduction or withholding is to be made with a written explanation substantiating the requirement to deduct or withhold, and shall cooperate with the Seller as reasonably requested and provide the Seller with a reasonable opportunity to mitigate any such requirement to the maximum extent permitted by applicable Law. To the extent any such amount is to be so deducted and withheld by the Buyer, the Buyer shall be promptly paid over to, or deposited with, the relevant Governmental Authority. All such amounts, to the extent deducted and withheld and timely remitted to the relevant Governmental Authority, shall be treated for all purposes of this Agreement as having been paid to the Person from who such amount was deducted and withheld. Buyer shall provide Seller with receipt from the relevant Governmental Authority showing payment by Buyer of any amounts withheld pursuant to this Section 2.11.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows as the date hereof:

Section 3.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate the Transferred Assets.

Section 3.2 Authority. The Seller has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has, and the Ancillary Agreements will be, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Seller;

(ii) conflict with or violate any Law, Permit or approval of any Governmental Authority, applicable to the Seller, the ATOM Facility or any of the Transferred Assets or by which the Seller, the ATOM Facility or any of the Transferred Assets may be bound or affected;

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person or result in or give to any Person any right of penalty, termination, consent, cancellation, acceleration or modification in or with respect to, any Transferred Contract; or

(iv) result in the creation or imposition of any Encumbrance on the ATOM Facility or the Transferred Assets (other than (i) Permitted Encumbrances; (ii) encumbrances that arise solely out of any actions taken by Buyer; and (iii) such other Encumbrances as will be discharged in full prior to or at the Closing);

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or prevent, materially delay or materially impede the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

(b) The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or prevent, materially delay or materially impede the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby or (iii) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

Section 3.4 Transferred Assets. This Agreement and the instruments and documents to be delivered by the Seller to the Buyer at or following the Closing shall be adequate and sufficient to transfer to the Buyer the Seller’s entire right, title and interest in and to the Transferred Assets, subject to Section 2.5, and ATOM Lease, pursuant to ATOM Lease Assignment. There are no Contracts within the Transferred Assets containing terms described in Section 3.15(a)(vi). The Seller has good and marketable title and valid leasehold interests in and to all Transferred Assets and ATOM Lease, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.5 Condition and Sufficiency of Assets.

(a) The Transferred Assets to be conveyed to Buyer at the Closing are in good working order and condition, ordinary wear and tear excepted. Except with respect to the services to be provided pursuant to the Transition Services Agreement (and the assets utilized by Seller in connection with providing such services), the Transferred Assets constitute all material assets, tangible and intangible, of any nature whatsoever, necessary to operate the ATOM Facility for the Business Purpose (excluding any Intellectual Property related to a particular product or product candidate) in all material respects, including, without limitation, Buyer’s operation thereof as of Closing, as contemplated under the MSSA; provided, however, that no representation is made pursuant to this Section 3.5(a) regarding the sufficiency of the Materials for the Business Purpose or otherwise.

(b) Schedule 2.1(e) of the Disclosure Schedules, sets forth a schedule of the Materials as of the Effective Date.

Section 3.6 Absence of Certain Changes or Events. Since September 30, 2021, (a) the ATOM Facility has been operated only in the ordinary course of business consistent with past practice; (b) neither Seller nor any of its Affiliates has taken any action (or failed to take any action) that would be prohibited by Section 5.1 if such action were taken (or failed to be taken) after the date of this Agreement and prior to the Closing; and (c) there has not been any circumstance, fact, development, change, event, effect or occurrence, individually or in the aggregate, that resulted in, or would reasonably be expected to result in, a Seller Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The ATOM Facility and the Transferred Assets have been and are being operated in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b) The ATOM Facility has not received any negative findings resulting from an audit from any Governmental Authority that would (i) reasonably be expected to negatively impact the Buyer’s ability to comply with its obligations pursuant to the MSSA; or (ii) that resulted in, or would reasonably be expected to result in, a Seller Material Adverse Effect.

(c) Other than communications with respect to general chemistry, manufacturing and controls (CMC) matters relating to the Seller’s products or product candidates, the Seller has not received any material communication from the FDA or the European Medicines Agency regarding the ATOM Facility.

(d) The Seller is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for it to own, lease and operate the Transferred Assets and to carry on the operations of the ATOM Facility as currently conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(e) With respect to the ATOM Facility, the Seller has not conducted any internal investigation concerning any alleged violation of any Law by it or any of its respective employees, officers, managers, directors, or agents (regardless of the outcome of such investigation) in which it has engaged the services of an outside law firm or accounting firm.

(f) Except as would not, individually or in the aggregate, reasonably be expected to materially impair the ownership or operation of the ATOM Facility or the Transferred Assets as currently owned or operated by Seller, the ATOM Facility and the Transferred Assets to be conveyed to Buyer at the Closing have been maintained in accordance with cGMP.

(g) The ATOM Facility and the Transferred Assets do not constitute a “TID U.S. business” as that term is defined in 31 C.F.R. § 800.248.

(h) No representation or warranty is made under this Section 3.7 with respect to Taxes or environmental matters, which are covered exclusively by Section 3.13 and Section 3.14, respectively.

Section 3.8 Litigation. As of the date hereof, there is no Action by or against the Seller in connection with the ATOM Facility or the Transferred Assets pending or threatened in writing, or to the Knowledge of the Seller, threatened orally, that would, individually or in the aggregate, reasonably be expected to have (i) a Seller Material Adverse Effect; (ii) result in the restraining, enjoining or otherwise prohibiting, delaying or making illegal the transactions contemplated by this Agreement and the Ancillary Agreements or the performance by Seller of its obligations under this Agreement or the Ancillary Agreements; or (iii) otherwise materially impair the ownership or operation of the ATOM Facility or the Transferred Assets.

Section 3.9 Labor and Employment Matters.

(a) The Seller is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization that pertains to any ATOM Facility Employees. The Seller has not been subject to a material strike, work stoppage or labor dispute relating to any ATOM Facility Employees. To the Seller’s Knowledge, there have not been, and are no, organizational efforts with respect to the formation of a collective bargaining unit presently being made, or threatened, involving ATOM Facility Employees of the Seller.

(b) Schedule 3.9(b) of the Disclosure Schedules sets forth with respect to each current ATOM Facility Employee (including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized), (A) the name of such employee and whether the employee is on active or inactive status; and (B) such employee’s title and/or job function. The compensation information for each ATOM Facility Employee on Schedule 3.9(b) of the Disclosure Schedules, and such employee’s date of hire and overtime exemption classification, as set forth in the Data Room, are complete and accurate in all material respects.

(c) Schedule 3.9(c) of the Disclosure Schedules contains a list of all ATOM Facility Contractors, whether the Seller is a party to a consulting or contract labor or independent contractor agreement with the individual, and if so, the name and date of such agreement. The compensation information for each ATOM Facility Contractor listed on Schedule 3.9(c) of the Disclosure Schedules, as set forth in the Data Room, is complete and accurate in all material respects.

(d) To the Knowledge of the Seller, no current ATOM Facility Employee or ATOM Facility Contractor is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other agreement with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to materially impair the performance by such Person of any of his or her duties or responsibilities. To the Knowledge of the Seller, no current ATOM Facility Employee or ATOM Facility Contractor is in violation of any term of any employment agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such ATOM Facility Employee or ATOM Facility Contractor to be employed or retained by the Seller. The Seller is not and has not ever been engaged in any material dispute or litigation with any ATOM Facility Employee regarding Intellectual Property matters.

Section 3.10 Insurance. Schedule 3.10 of the Disclosure Schedules sets forth a list of all material insurance policies in force with respect to the ATOM Facility and the Transferred Assets, copies of which have been provided to the Buyer. As of the date hereof, there is no material claim related to the ATOM Facility, Transferred Assets or Assumed Liabilities pending under such insurance policies or incidents that, to the Knowledge of the Seller, could give rise to any such claims. During the past three years, the Seller has not made any claim under any such insurance policies as to which coverage has been denied or disputed in writing by the applicable insurers.

Section 3.11 ATOM Facility.

(a) The ATOM Facility is located on the Premises and the Landlord is the lessor of the ATOM Facility. The Seller has a valid leasehold estate in the ATOM Facility, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b) Except as set forth on Schedule 3.11 of the Disclosure Schedules: (i) to Seller’s Knowledge, there is no pending or threatened Action of any type relating to the ATOM Facility or other matters affecting adversely the current use or occupancy of the ATOM Facility; (ii) no person or entity (other than the Seller) is in possession of any of the ATOM Facility; (iii) neither the current use of the ATOM Facility nor the operations of the Seller violates or breaches any instrument of record or any applicable legal requirements or, to Seller’s Knowledge, agreement affecting the ATOM Facility and the Seller has not received any work orders or deficiency notices or other written notices alleging any such violation or breach that have not been remedied; (iv) all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the ATOM Facility are sufficient to enable the continued operation of the ATOM Facility under the ATOM Lease by the Seller as currently operated; (v) all material certificates of occupancy, consents, permits, licenses, approvals and other authorizations required to be held by the Seller in connection with the operations of the Seller on the ATOM Facility have been lawfully issued to the Seller and are, as of the date hereof in full force and effect; (vi) the ATOM Facility has reasonable access to public roads and utilities; and (vii) the Seller has not received any written notice, order or proposal, and to Seller’s Knowledge there is no circumstance, which would adversely affect use or enjoyment of the ATOM Facility or access to or from them.

(c) The Seller is in actual possession and occupation of the ATOM Facility and the ATOM Lease is fully enforceable against the Seller, and the Landlord, in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally. All rents and other amounts due and payable in respect of the ATOM Lease have been paid. Neither the Seller nor, to Seller’s Knowledge, the Landlord, is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in the ATOM Lease, including, without limitation, with respect the provisions in the ATOM Lease re: Hazardous Materials (as defined in the ATOM Lease) and, to Seller’s Knowledge, no event caused by, relating to or affecting the Seller or otherwise, has occurred that (with or without the giving of notice or lapse of time, or both) would constitute such a default by the Seller, or the Landlord thereunder. To Seller’s Knowledge there is no pending rent review or outstanding request for consent in respect to the ATOM Lease.

(d) The Seller has not assigned, transferred or conveyed its interests in the ATOM Lease. The Seller does not lease, sublease, license or share occupation of any part of the ATOM Facility as landlord, licensor, joint occupier or otherwise to any third-party tenants, subtenants, licensees, joint occupiers or otherwise. To Seller’s Knowledge, neither the ATOM Facility nor any part thereof has been expropriated or condemned, nor has the Seller received any written notice of any proposed expropriation or condemnation.

(e) All local authority taxes, local improvement and development taxes, charges, rates, levies and assessments due and owing by the Seller, with respect to the ATOM Facility due and payable in respect of the period up until the Closing Date have been paid in full. The Seller has not entered into any agreement with any Governmental Authority which would have the result of making the ATOM Facility subject to any sewer charges, local improvement or development rates or charges of a similar nature other than is currently assessed.

(f) The Seller has not (nor has anyone on its behalf) expressly or impliedly waived any material breach by any person of any covenant, agreement, restriction, stipulation or obligation relating to any of the ATOM Facility or of which any of the ATOM Facility have the benefit or omitted to take any action in respect of its rights under the ATOM Lease.

(g) No Hazardous Materials (as defined in the ATOM Lease) are currently, or have been (x) brought into, (y) used in, or (z) stored in, the ATOM Facility or on the Premises.

Section 3.12 Facility Documentation and Intellectual Property.

(a) Schedule 2.1(g) of the Disclosure Schedules sets forth a list of all material Facility Documentation.

(b) To the Knowledge of Seller, no current or former employee, consultant, advisor or independent contractor of the Seller associated with the ATOM Facility or operation thereof: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Seller or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, Software or other copyrightable, patentable or otherwise proprietary work for the Seller that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including rights to Intellectual Property) in or to such technology, Software or other copyrightable, patentable or otherwise proprietary work.

(c) The Seller has used commercially reasonable efforts to protect and preserve the confidentiality of all Confidential Information. To the Knowledge of Seller, no current or former employees and contractors of the Seller in possession of Confidential Information related to the ATOM Facility or operation thereof or any third party having access to Confidential Information related to the ATOM Facility or operation thereof as a result of their relationship with the Seller has not executed and delivered to the Seller a written legally binding agreement regarding the protection of such Confidential Information.

(d) The Seller has not sent a notice to any third party alleging infringement or misappropriation of any Intellectual Property related to the ATOM Facility or operation thereof.

(e) To the Knowledge of Seller, there will be no (i) infringement (directly or indirectly, including via contribution or inducement), misappropriation or violation of any Third-Party Intellectual Property or any Person’s right of publicity; (ii) breach of any Contracts applicable to use of such Third-Party Intellectual Property; or (iii) activity constituting unfair competition or an unfair trade practice under the applicable Law of any jurisdiction in which the Seller conducts the Business Purpose arising from Buyer’s performance of the Business Purpose and/or use of any Facility Documentation.

(f) The Seller has not been sued in any Action or received any written communications (including any third-party reports by users) alleging that the Seller has infringed, misappropriated, or violated or, by conducting the Business Purpose, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity (“Third Party Intellectual Property”).

(g) Except as set forth on Schedule 3.12(g) of the Disclosure Schedules, to the Knowledge of Seller, there are no licenses to any Third Party Intellectual Property that have not been obtained, or will not be licensed to the Buyer under the MSSA, that would be needed for the Buyer to perform the Business Purpose.

(h) The operation of the ATOM Facility in accordance with the Facility Documentation does not require as of the date hereof, and will not require as of the Closing Date, any Seller Intellectual Property. For the avoidance of doubt, the foregoing does not apply to Intellectual Property related to a particular product or product candidate.

Section 3.13 Taxes.

(a) All material Tax Returns with respect to the ATOM Facility or the Transferred Assets required to be filed by Seller for any Pre-Closing Tax Period have been filed. Such Tax Returns are, or will be, to the Knowledge of the Seller, true, complete and correct in all material respects. All material Taxes due and owing by Seller (whether or not shown on such Tax Return and with respect to the ATOM Facility or the Transferred Assets) have been, or will be, timely paid.

(b) Seller has timely withheld, deducted, and paid all Taxes (if any) required to have been withheld, deducted, and paid over in connection with amounts paid or owing to any ATOM Facility Employee.

(c) No extensions or waivers of statutes of limitations with respect to any Taxes which are due and owing by Seller are presently in force.

(d) All material deficiencies asserted, or assessments made, against Seller in writing and with respect to the ATOM Facility or the Transferred Assets as a result of any examinations by any taxing authority have been fully paid. In addition, to the Knowledge of the Seller no deficiencies or assessments have been proposed or threatened by any taxing authority against Seller with respect to the ATOM Facility or the Transferred Assets.

(e) Seller is not a party to any material Action by any taxing authority with respect to the ATOM Facility or the Transferred Assets. To the Knowledge of Seller, there are no pending or threatened Actions by any taxing authority with respect to the ATOM Facility or the Transferred Assets.

(f) Seller is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(g) There are no Encumbrances for Taxes on any of the ATOM Facility or the Transferred Assets other than Permitted Encumbrances for Taxes.

(h) For the past three years, any Taxes required to have been collected and paid on the sale of products or taxable services by Seller (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, or all sales tax exemption certificates or other proof of the exempt nature of sales of all products or services have been properly collected and, if required, submitted to the appropriate Governmental Authorities.

(i) The sale of Transferred Assets pursuant to this Agreement will not constitute a change in (i) the ownership or effective control of Seller or (ii) the ownership of a substantial portion of the assets of Seller, within the meaning of Section 280G of the Code and Treasury Regulations Section 1.280G-1.

(j) With respect to the ATOM Facility Employees, the Seller has not (i) deferred the payment of any payroll Taxes pursuant to the CARES Act or IRS Notice 2020 65 or (ii) claimed the “employment retention credit” within the meaning of Section 2301 of the CARES Act or any other Tax credit applicable to the employment Taxes under the Families First Act.

(k) Except as set forth on Schedule 3.13(k) of the Disclosure Schedules, since January 1, 2020, the Seller has not made any sale of personal tangible personal property that would be a “retail sale” under California Law.

The representations and warranties contained in this Section 3.13 are the only representations and warranties being made with respect to Taxes.

Section 3.14 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (i) the Seller is as of the date of this Agreement, and has been for the three years prior to Closing, in compliance with all applicable Environmental Laws, and has obtained and is in compliance with all required Environmental Permits, in connection with the conduct or operation of the ATOM Facility and the ownership or use of the Transferred Assets, (ii) there are no written requests for information, or claims alleging violation of or Liability, pursuant to any Environmental Law pending or, to the Knowledge of Seller, threatened against the Seller in connection with the conduct or operation of the ATOM Facility or the ownership or use of the Transferred Assets, (iii) to the Knowledge of Seller, there are no currently existing conditions, events or circumstances with respect to the operation of the ATOM Facility and the ownership or use of the Transferred Assets that would prevent or materially impede, after the Closing Date, the operation of the ATOM Facility as currently conducted or the ownership, lease, operation or use of the Transferred Assets.

(b) Except as set forth on Schedule 3.14(b) of the Disclosure Schedules, there has been no release or, to the Knowledge of the Seller, threatened release, of Hazardous Materials in violation of applicable Environmental Laws or Environmental Permits from, at, on or under the ATOM Facility or any of the Transferred Assets.

(c) To the Knowledge of Seller, Seller has provided to Buyer copies of all environmental reports, studies, audits, sampling data, site assessments or Environmental Permits with respect to the ATOM Facility and the Transferred Assets in its possession.

(d) The representations and warranties contained in this Section 3.14 are the only representations and warranties being made with respect to compliance with or Liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the ATOM Facility, the Transferred Assets or Seller’s ownership or operation thereof.

Section 3.15 Material Contracts.

(a) Schedule 3.15(a) of the Disclosure Schedules lists the following Contracts primarily related to the ATOM Facility and the Business Purpose (such contracts as described in this Section 3.15(a) being “Transferred Contracts”):

(i) any Contract that provides for payment or receipt by the Seller in connection with the operation or management of the ATOM Facility of more than $100,000 per year, but excluding any Contracts relating to an ATOM Facility Employee;

(ii) those Contracts listed on Schedule 3.15(a)(ii) of the Disclosure Schedules relating [***];

(iii) any Contract for the maintenance or service of equipment related to a Transferred Asset;

(iv) any Contract for the supply of equipment that has not yet been delivered for use in the ATOM Facility for cGMP manufacturing or related purposes;

(v) the ATOM Lease;

(vi) Contracts related to the ATOM Facility that contain covenants that would be binding on the Buyer as of Closing (A) not to compete in any line of business, with any Person or in any geographical area; (B) not to offer or sell any product or service to any Person or class of Persons; (C) to offer, sell or purchase any product or service to or from any Person or class of Persons on an exclusive basis or to purchase “full requirements” from any Person; or (D) granting “most favored nation” or similar rights to any Person; and

(vii) Contracts requiring Seller to make any capital expenditures for the ATOM Facility in excess of $100,000.

(b) Schedule 3.15(b) of the Disclosure Schedules lists the following Contracts: (such contracts as described in this Section 3.15(b), along with Transferred Contracts, being “Material Contracts”)

(i) any Contract necessary for the performance by the Seller of the services under the Transition Services Agreement; and

(ii) any Contract necessary for the performance by the Seller of the services under the MSSA.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, each Material Contract is valid and binding on the Seller and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect. The Seller is not in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.16 Employee Plans.

(a) Except as set forth on Schedule 3.16 of the Disclosure Schedules, each Employee Plan has been established, maintained, operated and administered in all material respects in accordance with the terms of such Employee Plan and applicable Law, including ERISA and the Code. Currently, there are no pending, or to Seller’s Knowledge, threatened, Actions relating to any former employee or ATOM Facility Employee under any Employee Plan (other than claims for benefits in the ordinary course of business).

(b) No Liability has been incurred by Seller (or any entity treated as a single employer with Seller for purposes of Code § 414) (an “ERISA Affiliate”), and, to Seller’s Knowledge, no event has occurred and no condition exists which could reasonably be expected to subject Buyer to Liability under Title IV of ERISA, ERISA § 302 or Code §§ 412, 4971 or 4980H. Neither Seller nor any ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any Liability with respect to any current or former employee benefit plan that is or has been a multiple employer plan within the meaning of Code § 413(c), a voluntary employees’ beneficiary association within the meaning of Code § 501(c)(9) or a multiple employer welfare plan within the meaning of ERISA § 3(4), and no Employee Plan provides health or life insurance benefits to any individual following termination of service or retirement except as required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(c) Each Employee Plan that is intended to be a “qualified plan” within the meaning of Code § 401(a) and the related trust is entitled to rely on a favorable determination letter or opinion letter from the Internal Revenue Service that has not been revoked and there are no existing circumstances or events that have occurred that could reasonably be expected to result in the loss of the qualified status of such Employee Plan or the related trust.

Section 3.17 Privacy and Data Security. The Seller has taken commercially reasonable steps to protect the information technology systems, including without limitation, the Systems, used in connection with the operation of the ATOM Facility and the Transferred Assets (the “Information Technology Systems”), except for any lack of protection that would not have a Seller Material Adverse Effect. To the Seller’s Knowledge, there have been no unauthorized intrusions or breaches of the security of Information Technology Systems. The Seller has not experienced any material disruption to, or material interruption in, the conduct of the business as it relates to the Information Technology Systems.

Section 3.18 Information Privacy and Security Compliance.

(a) Seller has operated the ATOM Facility in compliance in all material respects with (i) all applicable Information Privacy or Security Laws, and (ii) the privacy and security policies of the Seller.

(b) Seller has not received any written notice from any Governmental Authority alleging any violation or breach of any Information Privacy or Security Law relating to the operation of the ATOM Facility. The Seller is not a party to any litigation and has not received any written notice of any third-party claims, in each case related to any privacy incident, security incident, or breaches of its privacy and security policies with respect to its operation of the ATOM Facility.

(c) To the Knowledge of Seller, there has not been any privacy or security incident that would trigger a notification or reporting requirement under (i) any contractual arrangement that Seller is a party to with respect to the operation of the ATOM Facility, or (ii) any Information Privacy or Security Law applicable to the operation of the ATOM Facility.

Section 3.19 COVID-19 Matters.

(a) The Seller has complied in all material respects with all applicable guidelines or directives related to the conduct of ATOM Facility, the Transferred Assets and the ATOM Facility Employees with respect to COVID-19 promulgated by the Occupational Safety and Health Administration, the Centers for Disease Control and Prevention, or any state and local Governmental Authority.

(b) With respect to the ATOM Facility Employees, Seller has complied with the paid sick leave and emergency family leave requirements of the Families First Coronavirus Response Act (“FFCRA”) in all material respects, and to the extent Seller has received any corresponding Tax credit under the FFCRA for providing such paid leave, it has done so in material compliance with the FFCRA.

(c) The Seller has not made any claims on existing insurance policies related to the ATOM Facility or the Transferred Assets, including business interruption insurance, as a result of COVID-19.

Section 3.20 True and Complete Copies. All copies of Material Contracts delivered hereunder by the Seller are and will be true and complete copies of such Contracts in all material respects (including any applicable amendments, supplements and change orders thereto), as of the respective dates on which such Contracts and documents were delivered and have been uploaded by the Seller to the Data Room for the Buyer’s access and review.

Section 3.21 Brokers. Except for Evercore Group L.L.C., the fees, commissions and expenses of which will be paid at Closing by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

Section 3.22 Absence of Pre-Existing Claims. To the Knowledge of the Seller, the Seller does not have any unasserted claims against the Buyer or its Affiliates that arose prior to the date hereof.

Section 3.23 Exclusivity of Representations and Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the ATOM Facility or the Transferred Assets (including, but not limited to, any relating to financial condition or results of operations of the ATOM Facility or maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Transferred Assets), except as otherwise expressly set forth in this Article III, and the Seller hereby disclaims any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND BUYER PARENT

The Buyer and the Buyer Parent hereby represents and warrants to the Seller as follows:

Section 4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authority. The Buyer and Buyer Parent each has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer and Buyer Parent of this Agreement and the consummation by the Buyer and Buyer Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Buyer and Buyer Parent and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of each of the Buyer and Buyer Parent, enforceable against each in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer and the Buyer Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Buyer or the Buyer Parent, as applicable;

(ii) conflict with or violate any Law applicable to the Buyer or Buyer Parent or by which any property or asset of the Buyer or Buyer Parent is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Buyer or Buyer Parent is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Seller or any of its Affiliates.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under the HSR Act, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (iii) as may be necessary as a result of any facts or circumstances relating to the Seller or any of its Affiliates.

Section 4.4 Financing. The Buyer and Buyer Parent have sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and to pay all related fees and expenses. The Buyer and Buyer Parent have provided the Seller with accurate and complete copies of materials satisfactory to the Seller evidencing possession of sufficient funds for the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the Buyer and Buyer Parent each acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third party financing.

Section 4.5 Brokers. Except for MTS Health Partners, G.K., the fees, commissions and expenses of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.6 Absence of Pre-Existing Claims. To the knowledge of the Buyer, the Buyer and its Affiliates do not have any unasserted claims against the Seller or its Affiliates that arose prior to the date hereof.

Section 4.7 Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the ATOM Facility, the Transferred Assets, the Assumed Liabilities and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with advisors, including legal counsel, that it has engaged for such purpose. The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by the Seller or any of its Affiliates or Representatives, except as expressly set forth in Article III. Neither the Seller nor any of its Affiliates or Representatives shall have or be subject to any Liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, Data Room, management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the ATOM Facility or the Transferred Assets.

ARTICLE V

COVENANTS

Section 5.1 Operation of ATOM Facility Prior to the Closing.

(a) Between the date of this Agreement and the Closing Date, except (i) as contemplated or permitted by this Agreement, (ii) as set forth on Schedule 5.1 of the Disclosure Schedules or (iii) as required by applicable Law (including any Public Health Measures), and unless the Buyer shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall use its commercially reasonable efforts to operate and maintain the ATOM Facility and the Transferred Assets in the ordinary course of business in all material respects (for the avoidance of doubt, subject to Section 5.1(b)), and in all events in accordance with the ATOM Lease; provided, however, that no action by the Seller or the ATOM Facility with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).

(b) Between the date of this Agreement and the Closing Date, except (i) as otherwise contemplated or permitted by this Agreement, (ii) as set forth on Schedule 5.1 of the Disclosure Schedules or (iii) as required by applicable Law (including any Public Health Measures), and unless the Buyer shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not, in connection with the ATOM Facility or the Transferred Assets:

(i) acquire any assets or properties or dispose of any assets or properties located at the ATOM Facility, in either case, solely to the extent that such assets or properties constitute (or would constitute at the Closing) Transferred Assets, except for acquisitions and disposals in the ordinary course of business;

(ii) fail to maintain the books and records in accordance with past custom and practice;

(iii) incur any Encumbrances or permit any Encumbrances to be imposed on any of the Transferred Assets and the ATOM Facility (other than Permitted Encumbrances);

(iv) enter into, materially amend, materially modify or terminate (partially or completely and other than pursuant to the expiration of the term thereof) any Material Contract (or any Contract that, if in existence on the date of this Agreement would have been required to be disclosed on Schedule 3.15(a) or Schedule 3.15(b) of the Disclosure Schedules);

(v) enter into any Contract that would obligate the Buyer to provide services or products to any third party after the Closing Date;

(vi) incur any indebtedness or other material Liability, except (A) as would not constitute an Assumed Liability or (B) as is repaid or discharged by Seller or its Affiliates at or prior to Closing;

(vii) other than capital expenditures or commitments that have been budgeted for prior to the date hereof or that relate to the maintenance or replacement of existing equipment, make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in excess of $[***];

(viii) except as may be required to meet the requirements of applicable Law or GAAP, changing any accounting method or practice in a manner that is inconsistent with past practices in a way that would materially and adversely affect the ATOM Facility, the Transferred Assets or the Assumed Liabilities;

(ix) failing to maintain insurance coverage substantially equivalent to the insurance coverage currently maintained with respect to the ATOM Facility and the Transferred Assets;

(x) amending any Permit, or agreeing to a stipulation or settlement with a Governmental Authority relating to any Permit, other than routine renewals that do not impose additional material limitations on the ATOM Facility;

(xi) other than as required by applicable Law, Contract or an existing Employee Plan of the Seller or in the ordinary course of business consistent with past practice; (A) increase or accelerate the payment of the wages, salaries, compensation, pension or other benefits payable by the Seller to any ATOM Facility Employee, other than for changes to the Employee Plans sponsored or maintained by the Seller and that apply to substantially all similarly situated employees of the Seller who are not ATOM Facility Employees; (B) enter into or amend any employment, severance, change in control, retention or similar agreement with any ATOM Facility Employee; (C) terminating (other than for cause) the employment of or promoting or materially changing the job function of any ATOM Facility Employee; (D) hiring any additional ATOM Facility Employees (except in order to backfill roles); or (E) enter into any collective bargaining agreement covering ATOM Facility Employees;

(xii) allowing the ATOM Facility to engage in any material new line of business, or making any material change in the conduct of the ATOM Facility;

(xiii) deferring any scheduled major maintenance on any Transferred Asset or the ATOM Facility; or

(xiv) agreeing or committing to do or engage in any of the foregoing.

Section 5.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Seller shall afford the Buyer and its Representatives reasonable access to the ATOM Facility and the Transferred Assets and the books and records of the Seller relating primarily to the ATOM Facility and the Transferred Assets for any reasonable purpose related to this Agreement and the transactions contemplated hereby, including, without limitation, the immigration records of the ATOM Facility Employees, including the underlying visa petition papers and the public access files for the H-1B visa holders (if applicable), to the extent not prohibited by applicable Law; provided, however, that any such access shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Seller and the ATOM Facility, and shall be subject to any limitations resulting from any Public Health Measures. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to provide access to any information to the Buyer or its Representatives if the Seller determines, in its reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws (including any Public Health Measures), (iii) the information to be accessed is pertinent to any litigation in which the Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are engaged, (iv) the information to be accessed should not be disclosed due to its competitively sensitive nature, or (v) the information to be accessed relates to any consolidated, combined or unitary Return filed by the Seller or any Affiliate thereof or any of their respective predecessor entities; provided, that if any material is withheld by the Seller pursuant to this sentence, the Seller shall inform the Buyer as to the general nature of what is being withheld, and the Seller shall cooperate with the Buyer to find a way to allow disclosure of such information to the extent doing so would not reasonably be likely to violate any such applicable Law, Action, Permit or Governmental Authority approval or result in the loss of a privilege, a breach or a disclosure, as applicable, under clauses (i) through (v) of this sentence. The Seller shall have the right to have a Representative present at all times during any such inspection, interview or examination by the Buyer and/or its representatives conducted at the ATOM Facility and to impose reasonable restrictions and requirements for Liability and safety purposes. The Buyer may conduct an environmental assessment of the ATOM Facility and the Seller will provide information requested by the Buyer, if available, and access for the same.

(b) In order to facilitate the resolution of any claims made against or incurred by the Seller (as it relates to the ATOM Facility or the Transferred Assets), for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records relating to the ATOM Facility and the Transferred Assets relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), subject to any limitations resulting from any Public Health Measures, during normal business hours, to such books and records; provided, however, that the Buyer shall notify the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 5.2(b).

(c) In order to facilitate the resolution of any claims made against or incurred by the Buyer, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records relating to the ATOM Facility and the Transferred Assets relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), subject to any limitations resulting from any Public Health Measures, during normal business hours, to such books and records to the extent relating primarily to the ATOM Facility or the Transferred Assets.

Section 5.3 Update of Disclosure Schedules; Knowledge of Breach. The Seller shall, from time to time prior to the Closing, promptly supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in such Disclosure Schedules and also with respect to events or conditions arising after the date hereof and prior to Closing. Unless such matters, in the aggregate, arising between the date of this Agreement and the Closing result in a Seller Material Adverse Effect, any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnification provided for in Article VIII hereof, but shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Article VII have been satisfied. If prior to the Closing the Buyer shall have reason to believe that any breach of a representation or warranty of the Seller has occurred (other than through notice from the Seller), the Buyer shall promptly so notify the Seller, in reasonable detail. Nothing in this Agreement, including this Section 5.3, shall imply that the Seller is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.

Section 5.4 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.

Section 5.5 Employees.

(a) Continuity of Employment of ATOM Facility Employees.

(i) Promptly after the Seller issues a press release regarding the transactions contemplated by this Agreement, the Seller shall provide the Buyer with reasonable access to the ATOM Facility Employees as needed to allow the Buyer to meet with and communicate its plans to offer employment to the ATOM Facility Employees. The Buyer shall offer employment, effective as of the Closing Date, to each active ATOM Facility Employee, in the same geographic location (subject to the employee’s ability to elect to relocate to other facilities affiliated with the Buyer) with: (i) base pay at least equal to his or her base rate of pay and target cash bonus opportunity as in effect with respect to such employee immediately prior to the Closing Date; (ii) employee benefits of substantially equivalent value in the aggregate; and (iii) on such other employment terms for Transferred Employees consistent with this Section 5.5(a)(i). No such offer shall constitute any commitment by Buyer to enter into an employment or independent contractor relationship with any ATOM Facility Employee of any fixed term or duration. Seller shall use its reasonable best efforts to facilitate the Buyer’s engagement of ATOM Facility Employees to help ensure that each ATOM Facility Employee accepts the offer of employment or engagement extended by the Buyer. Any ATOM Facility Employee who returns from a short-term qualified leave of absence, such as the Family and Medical Leave Act, will be offered employment by Buyer only if and to the extent that such employee is able to and does return to active employment with Buyer the first work day after the applicable Family and Medical Leave Act period (or other applicable statutory leave period) expires. ATOM Facility Employees who accept such offers of employment or engagement from the Buyer are referred to herein as

“Transferred Employees.” Such employment or engagement by the Buyer shall commence effective as of the Closing Date, and shall be deemed for all purposes to have occurred with no interruption or break in service. For a period beginning on the Closing Date and continuing thereafter for 12 months (if, and only if, the Transferred Employee remains employed by the Buyer), the Buyer shall provide, or shall cause its Affiliates to provide, Transferred Employees with (A) an annual base salary or wage level and a target cash bonus opportunity (excluding equity or equity-based compensation), each of which are not less than the annual base salary or wage level and target cash bonus opportunity, respectively, provided to such Transferred Employee immediately prior to the Closing Date, (B) employee benefits that are, in the aggregate, of substantially equal value to the benefits to which each such Transferred Employee is entitled prior to the Closing Date (excluding equity or equity-based compensation), (C) eligibility in the Buyer’s long-term cash incentive plan based on job level, and (D) the retention compensation packages set forth on Schedule 5.5(a)(i)(D) of the Disclosure Schedules.

(ii) If the number of Transferred Employees that have executed an offer letter for employment with the Buyer is less than the applicable percentage of the ATOM Facility Employees identified as the “Target %” in each of the categories identified by Seller on Schedule 5.5(a)(ii) of the Disclosure Schedules that received an offer of employment from the Buyer, then the Seller shall provide services under the Transition Services Agreement on mutually agreed terms consistent with past practice with respect to such services provided by such Transferred Employees that did not execute offer letters (or if such offer letters are terminated or rescinded prior to the Closing Date or are not in full force and effect as of the Closing Date). The Buyer shall not take any action to rescind or revoke offers of employment it executed with respect to any ATOM Facility Employees.

(b) Service Credit. The Transferred Employees shall receive credit under Buyer’s employee benefit plans for all periods of employment and/or service with the Seller and its Affiliates (including service with predecessor employers, where such credit was provided by the Seller or its Affiliates) prior to the Closing Date for purposes of eligibility and vesting (but not for benefit accrual, except for accrual of vacation and severance benefits under the Buyer’s relevant plans and policies, and as set forth in this Agreement), including for purposes of satisfying any service requirements for early retirement under any pension plan adopted by the Buyer or its Affiliates with respect to Transferred Employees, to the extent such service would be taken into account under Buyer’s employee benefit plans had such pre-Closing service been with Buyer or an affiliate of Buyer. The Buyer shall provide the Transferred Employees with substantially the same amount of credit to which each such Transferred Employee would have been entitled prior to the Closing Date under the Seller’s Employee Plan.

(c) Employee Benefits. The Buyer shall provide the Transferred Employees with employee benefits that are, in the aggregate, of substantially equal value to the employee benefits to which each such Transferred Employee is entitled (excluding equity or equity-based compensation). The Seller shall bear the expense of and responsibility for all Liabilities arising from claims by the Transferred Employees for benefits attributable to periods prior to the Closing Date under the Employee Plans and the Buyer shall bear the expense of and responsibility for all Liabilities arising from claims by the Transferred Employees for benefits attributable to periods on or after the Closing Date under the benefit plans maintained by the Buyer, including any claims under such plans relating to severance from employment on or after the Closing (including without limitation any such severance that relates to or results from any failure of the Buyer to comply with the provisions of this Section 5.5). Except as may be specifically required by this Agreement or by applicable Law, the Buyer shall not be obligated to continue to provide any particular employee benefits to any Transferred Employee. Seller shall be responsible for all amounts owed or benefits accrued to any ATOM Facility Employees, including wages, salaries, accrued but unused vacation or paid time off, or other compensation or Liability arising out of any employment, incentive, severance, compensation or incentive bonus agreements or arrangements, or any other benefits or payments or Liabilities arising out of the termination of employment, including, in each case, all Liabilities owed with respect to any Taxes owed in connection with such amounts prior to Closing. Further, Seller shall pay incentive bonuses to Transferred Employees based on their period of employment and the applicable performance and other metrics achieved during the 2021 performance period and without regard to any requirement that the individual remain be employed through the last day of such performance period.

(d) Defined Contribution Plans. The Buyer agrees to have in effect on the Closing Date a defined contribution plan or plans with a salary reduction arrangement that covers Transferred Employees, the terms of which meet the requirements of Sections 401(a) and 401(k) of the Code (such plan or plans, the “Buyer Savings Plan”). Each Transferred Employee who is eligible to contribute to the Seller’s contribution plan (the “Seller Savings Plan”) on the Closing Date shall be eligible to contribute to the Buyer Savings Plan commencing on the day after the Closing Date. The Transferred Employees shall be permitted to roll over their account balances (including loan balances) from the Seller Savings Plan accrued through the Closing Date into their new accounts under the Buyer Savings Plan promptly after the Closing Date, but in no event later than 90 days after the Closing Date or in contravention of ERISA or the Code.

(e) Welfare Benefit Plans.

(i) Effective no later than first day of the month following the month in which the Closing Date occurs, the Buyer shall offer the Transferred Employees and their eligible dependents participation in all of Buyer’s welfare benefit plans, including medical, dental, vision life insurance, and short- and long-term disability plans (all of such welfare plans, including the Buyer’s medical plan described in the previous sentence, the “Buyer Welfare Benefit Plans”). All waiting periods and pre-existing condition clauses shall be waived under the Buyer Welfare Benefit Plans for the Transferred Employees and their eligible dependents who were participating in the welfare benefits plans and programs of the Seller and its Affiliates before such date.

(ii) Buyer shall assume all responsibilities and obligations for continuation coverage under Sections 601 et seq. of ERISA (“COBRA Obligations”) only with respect to Transferred Employees and qualified beneficiaries of Transferred Employees for whom a “qualifying event” under COBRA occurs after the Closing Date. The Seller agrees that it shall retain all responsibility for COBRA Obligations with respect to all Transferred Employees and qualified beneficiaries of Transferred Employees for whom a “qualifying event” under COBRA occurs prior to the Closing Date.

(iii) As of the Closing Date and subject to Revenue Ruling 2002-32, the Seller shall cause the portion of its flexible reimbursement plan applicable to the Transferred Employees to be segregated into a separate component, and all account balances and salary reduction elections of such Transferred Employees in the Seller’s flexible reimbursement plan shall be transferred to a flexible reimbursement plan that the Buyer shall cause to be maintained for the duration of the calendar year in which the Closing Date occurs and Buyer shall administer such plan in accordance with its terms and applicable Law. As soon as reasonably practicable after the Closing Date, Seller shall determine the Aggregate Balance of the transferred flexible reimbursement accounts and notify Buyer of the amount of such aggregate amount in writing. For purposes of this Section 5.5(e), the term “Aggregate Balance” shall mean, as of the Closing Date, the aggregate amount of contributions that have been made to the transferred flexible reimbursement accounts by Transferred Employees for the plan year in which the Closing Date occurs minus the aggregate amount of reimbursements that have been made from the transferred flexible reimbursement accounts to Transferred Employees for the plan year in which the Closing Date occurs. If the Aggregate Balance is a negative amount, Buyer shall pay such negative amount to Seller as soon as practicable following Buyer’s receipt of the written notice thereof. If the Aggregate Balance is a positive amount, Seller shall pay such positive amount to Buyer as soon as practicable following Seller’s delivery to Buyer of the written notice thereof.

(f) The Seller shall deliver to Buyer prior to the Closing, a list of any changes or updates to the information set forth on Schedule 3.9(b) of the Disclosure Schedules.

(g) The Buyer agrees, if the Buyer terminates any ATOM Facility Employee after the Closing Date, to provide any required notice under the Worker Adjustment Retraining and Notification Act of 1988 (the “WARN Act”) and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event. The Seller agrees, if the Seller terminates any ATOM Facility Employee prior to, on or after the Closing Date, to provide any required notice under the WARN Act, and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event.

(h) Prior to the Closing, neither the Seller, nor its Affiliates, shall make any disparaging statements regarding the Buyer to any ATOM Facility Employee or ATOM Facility Contractor, or take any action to dissuade, discourage or prohibit any ATOM Facility Employee from accepting an offer of employment from the Buyer. From the Closing Date until the 12-month anniversary thereof, the Seller will not, and will cause its Affiliates not to, directly or indirectly (i) solicit, recruit, or entice away any Person who is or was Transferred Employee, or encourage any Transferred Employee to terminate or diminish his, her or its relationship with the Buyer; or (ii) make any disparaging statements regarding the Buyer to any ATOM Facility Contractor. Notwithstanding the foregoing, a general solicitation not specifically targeted at a Transferred Employee or ATOM Facility Contractor shall not constitute a violation of this Section 5.5(h).

(i) Nothing herein express or implied by this Agreement shall confer upon any third party, including, without limitation, any ATOM Facility Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

(j) For a two-year period following the Closing, the Buyer will provide the Seller with prompt (and, in any event, within five business days) written notice following the termination of employment of any Transferred Employee set forth on Schedule 5.5(j) of the Disclosure Schedules for any reason whatsoever.

Section 5.6 Confidentiality.

(a) Each party will, and will cause its Affiliates and Representatives to, hold, in strict confidence, all documents and information concerning another party or any of its Affiliates furnished to it by another party or such other party’s Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby (the “Confidential Information”), and treat all such Confidential Information as proprietary, secret and confidential; provided, however, after the Closing, (i) such confidentiality obligations of the Buyer and its Affiliates and Representatives shall terminate with respect to any Confidential Information that relates exclusively to the Transferred Assets or the Assumed Liabilities and (ii) all Confidential Information relating to the Transferred Assets and the Assumed Liabilities shall be deemed to be the Confidential Information of the Buyer. Except with respect to the Buyer to the extent the Buyer’s confidentiality obligations are terminated from and after the Closing pursuant to the previous sentence, in no event shall any party distribute to third parties any Confidential Information; provided, however, that nothing in this Section 5.6 shall limit the disclosure by any party of any Confidential Information:

(i) to the extent required by Law (provided that the disclosing party agrees to give the non-disclosing party prompt and reasonably sufficient written notice thereof so as to enable the non-disclosing party to seek a protective order, oppose any action by the disclosing party, or pursue any other appropriate remedy, if so desired by the non-disclosing party). If such a protective order or other remedy is not obtained, or if the non-disclosing party, in its sole discretion, waives in writing compliance with this Agreement, the disclosing party (or such other Person required to disclose the Confidential Information) may disclose only that portion of the Confidential Information that it is legally required to disclose to avoid contempt or other penalty in the reasonable opinion of counsel to the disclosing party (or such other Person required to disclose the Confidential Information), and shall exercise reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information so disclosed;

(ii) in an Action brought by a party in pursuit of its rights or in the exercise of its remedies under this Agreement or the transactions contemplated hereby;

(iii) to the extent that such Confidential Information can be shown to have come within the public domain through no action or omission of the disclosing party or its Affiliates or Representatives in breach of this Agreement or the Confidentiality Agreement; or

(iv) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such Confidential Information confidential.

(b) To the extent that any Confidential Information may include materials subject to the attorney-client privilege, no party is waiving, and no party will be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information (including Confidential Information related to pending or threatened litigation) to any other party, its Affiliates or their respective Representatives, regardless of whether the disclosing party has asserted or is or may be entitled to assert such privileges and protections. In furtherance of the foregoing, no party nor its Affiliates shall claim or contend, in any Action involving any party, that any other party waived its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material (whether or not disclosed to any other party or its Affiliates) due to any party’s disclosure of Confidential Information (including Confidential Information related to pending or threatened litigation) to any other party, its Affiliates or their respective Representatives.

Section 5.7 [***]

(a) [***]

(b) Buyer acknowledges that a breach or threatened breach of this Section 5.7 would give rise to irreparable harm to Seller, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Buyer of any such obligations, Seller shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 5.8 Consents and Filings.

(a) Each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, registrations, approvals, permits and authorizations as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) promptly (and in no event later than five Business Days after the date hereof) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law. The Buyer shall prepare the documents and pay all filing fees for the filing under the HSR Act.

(b) Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the regulatory consents, registrations, approvals, permits and authorizations that are the subject of this Section 5.8 and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority in connection therewith. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any such matter unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the matters set forth in this Section 5.8 and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the foregoing.

Section 5.9 Refunds and Remittances. After the Closing: (a) if the Seller or any of its Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Seller promptly shall remit, or shall cause to be remitted, such amount to the Buyer and (b) if the Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Seller or any of its Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller.

Section 5.10 Bulk Sales Laws. Each party hereby waives compliance with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any state within, or any jurisdiction outside, the United States that may otherwise be applicable with respect to the sale of any of the Transferred Assets.

Section 5.11 Public Announcements. On and after the date hereof and through the Closing Date, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto or to the extent disclosure reiterates information from a prior approved press release or public statement so long as the information remains true, correct, and the most current information with respect to the subject matters set forth therein. Notwithstanding anything to the contrary herein, each party and its Affiliates shall be permitted to disclose information concerning this Agreement and the transactions contemplated hereby after the Closing, in connection with the customary fundraising, marketing, informational or reporting activities of such party or its Affiliates, and such parties’ professional advisors may publish “tombstones” or other customary announcements which do not contain pricing details that are not otherwise publicly available, in each case, without the other party’s consent.

Section 5.12 Casualty. If any of the Transferred Assets are materially damaged or destroyed by casualty loss after the date of this Agreement and prior to the Closing (each such event, a “Casualty Loss”), and the Seller does not, prior to Closing, restore, repair or replace the assets or properties relating to such Casualty Loss, then the Buyer may, prior to the Closing, elect to reduce the amount of the Estimated Purchase Price by the Restoration Cost. If Buyer elects to reduce the Estimated Purchase Price by the Restoration Cost, such Casualty Loss shall not affect the Closing. If: (a) the Seller does not restore, repair or replace the assets or properties relating to such Casualty Loss, and (b) the Buyer does not elect to reduce the Estimated Purchase Price by the Casualty Loss, then the Buyer shall have the right to terminate this Agreement.

Section 5.13 Condemnation. If any of the Transferred Assets are taken by condemnation or the power of eminent domain (each, a “Condemnation”) after the date of this Agreement and prior to the Closing, Buyer may, prior to the Closing, reduce the Estimated Purchase Price by such Condemnation Value. If Buyer elects to reduce the Estimated Purchase Price, such Condemnation shall not affect the Closing. If Buyer does not elect to reduce the Estimated Purchase Price by the Condemnation Value, then the Buyer shall have the right to terminate this Agreement.

Section 5.14 Additional Covenants.

(a) Prior to Closing, the Seller will (i) take the actions set forth on Schedule 5.14(a)(i) of the Disclosure Schedules applicable to the Seller and (ii) use commercially reasonable efforts to take the actions set forth on Schedule 5.14(a)(ii) of the Disclosure Schedules. To the extent that Seller does not complete the actions set forth on Schedule 5.14(a)(ii) of the Disclosure Schedules prior to Closing, then the Seller will promptly (and in any event within 30 days from the presentation of an itemized invoice) reimburse the Buyer for out-of-pocket costs incurred by the Buyer in connection with the completion of such actions within six months from the Closing Date (not to exceed the budgeted cost set forth on Schedule 5.14(a)(ii) of the Disclosure Schedules).

(b) [***].

(c) At any time or from time to time after the Closing, the Buyer will use its commercially reasonable efforts to [***].

Section 5.15 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall use its commercially reasonable efforts to execute, acknowledge and deliver such other documents and instruments, provide such materials and information, and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement. At the Closing, the Seller shall transfer fee title to, and possession and control of, the ATOM Facility and the Transferred Assets to the Buyer. In addition, and notwithstanding anything to the contrary set forth in this Agreement, if the Seller disputes the allegation that it did not take the actions set forth on Schedule 5.14(a)(i) of the Disclosure Schedules applicable to the Seller or did not complete the actions set forth on Schedule 5.14(a)(ii) of the Disclosure Schedules prior to the Closing, then the parties will submit their respective positions on such matter to be resolved by Expedited Arbitration.

Section 5.16 Exclusivity. During the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to, and in accordance with, Section 9.1, except for with respect to the Buyer or its Affiliates and Representatives, neither the Seller or its Affiliates or their Representatives shall, directly or indirectly; (a) solicit, initiate, encourage, assist in, or take any action to facilitate or encourage the submission of any indication of interest, inquiry, proposal, offer or request for information from any Person that may constitute, or could reasonably be expected to lead to, any Business Combination, (b) pursue or enter into or participate in any discussions, negotiations or other communications with any Person regarding any Business Combination, (c) furnish any information or data to any Person for the purpose of assisting with or facilitating any Business Combination, (d) otherwise assist or facilitate the making of, or cooperate in any way regarding, any proposal or offer by any Person, (e) approve or accept any indication of interest, inquiry, proposal or offer from any Person, or (f) enter into any Business Combination or any agreement, arrangement or understanding, including, without limitation, any letter of intent, term sheet or other similar document, relating to any Business Combination. To the extent the Seller, its Affiliates or any of their Representatives, directly or indirectly, receives any oral or written indication of interest, inquiry, proposal, offer or request for information relating to or in connection with, any Business Combination (the “Alternative Proposal”), the Seller shall promptly notify the Buyer in writing of the existence of such contact or communication, communicate to the Buyer in reasonable detail the terms of any such Alternative Proposal, and thereafter keep the Buyer reasonably informed on a current basis of any modification with respect thereto and shall not take any steps to pursue or encourage any such Alternative Proposal; provided, that if any terms of the Alternative Proposal are subject to confidentiality obligations, prior to receipt of the Alternative Proposal, the Seller shall advise the Buyer as to which terms of the Alternative Proposal are confidential and the Buyer shall treat such terms as confidential.

ARTICLE VI

TAX MATTERS

Section 6.1 Post-Closing Cooperation. Buyer and Seller shall reasonably cooperate, and shall cause their respective Affiliates and Representatives reasonably to cooperate, in preparing and filing all returns with respect to Taxes relating to the Transferred Assets, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all material Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters with respect to the ATOM Facility or the Transferred Assets for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any such Tax Returns, schedules and work papers, records and other documents in its possession relating to material Tax matters with respect the ATOM Facility or the Transferred Assets for any taxable period beginning after December 31, 2017, or for any other taxable period with respect to which Seller has agreed to waive or otherwise extend the applicable statute of limitations, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.2 Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all transfer, documentary, sales, use, title, documentary, registration and other similar Taxes (including all applicable real estate transfer taxes) (“Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer. Seller and Buyer shall cooperate as reasonably requested by the other in timely making all filings, Tax returns, reports and forms as may be required to comply with the provisions of such Tax laws.

Section 6.3 Tax Returns. Except as provided in Section 6.2 with respect to Transfer Taxes, Seller shall be responsible for payment of and discharge of all Taxes relating to the ATOM Facility and the Transferred Assets that are attributable to the Pre-Closing Tax Period and the portion of the Taxes allocated to Seller in Section 6.4 and (ii) Buyer shall be responsible for payment of and discharge of all Taxes relating to the Business Purpose, the ATOM Facility and the Transferred Assets and the Assumed Liabilities attributable to the Post-Closing Tax Period and the portion of the Taxes allocated to Buyer in Section 6.4. Seller shall prepare, or cause to be prepared, all Tax Returns (other than income Tax Returns) required to be filed with respect to the ATOM Facility and the Transferred Assets after the Closing Date with respect to a Pre-Closing Tax Period (a “Transferred Asset Tax Return”). Any such Transferred Asset Tax Return shall be prepared in a manner consistent with Seller’s past practice (unless otherwise required by Law). Seller shall deliver the Transferred Asset Tax Returns, as prepared in accordance with this Section 6.3, to the Buyer (together with schedules, statements and, to the extent requested by the Buyer, supporting documentation) at least 30 days prior to the due date (including extensions) of such Transferred Asset Tax Return. If the Buyer objects to any item on any such Transferred Asset Tax Return, it shall, within 20 days after delivery of such Transferred Asset Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and the Seller shall negotiate in good faith and use their best efforts to resolve such items. If Buyer and the Seller are unable to reach such agreement within 10 days after receipt by Seller of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 30 days of having the item referred to it (or sooner, if required to timely file a Tax Return) pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Transferred Asset Tax Return, such Transferred Asset Tax Return shall be filed as prepared by Seller and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. The preparation and filing of any Transferred Asset Tax Return with respect to the ATOM Facility or the Transferred Assets that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.4 Straddle Period Allocation. For purposes of this Agreement, Taxes which are imposed on Buyer in respect of the ATOM Facility or the Transferred Assets for any taxable period that begins prior to the Closing Date and ends after the Closing Date (each, a “Straddle Period”) shall be allocated to the Pre-Closing Tax Period and Post-Closing Tax Period as follows: (i) in case of Taxes, other than those referred to in the succeeding clause (ii) such Taxes shall be allocated by means of a closing of the books and records of the Seller as of the end of the day on the day immediately preceding the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and Post-Closing Tax Period in proportion to the number of days in each such period, and (ii) in the case of Taxes imposed on a periodic basis with respect to the assets, including property Taxes and ad valorem Taxes, the Taxes deemed allocable to the portion of the Pre-Closing Tax Period shall be the amount of such

Taxes for the entire Straddle Period (or, in the cased of such Taxes determined in an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the taxable period of the period ending on the day immediately prior to the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

Section 6.5 Termination of Existing Tax Sharing Agreements. The parties shall terminate, or shall cause to be terminated, any and all existing Tax sharing agreements (whether written or not) binding upon the ATOM Facility or the Transferred Assets as of the Closing Date.

Section 6.6 Tax Refunds. Any refunds of Taxes with respect to the ATOM Facility or the Transferred Assets for any Pre-Closing Tax Period (or the amount of any credit to the extent such credit is used to actually reduce the cash Taxes otherwise payable by Buyer for periods after the Closing Date (a “Pre-Closing Tax Refund”)) that are received by Buyer or its Affiliates shall be for the account of Seller, and Buyer shall pay over to Seller any such Pre-Closing Tax Refund within 10 days after receipt thereof or entitlement thereto. For purposes of this Section 6.6, the following shall apply (i) for Tax refunds (or the amount of any credit to the extent such credit is used to actually reduce the cash Taxes otherwise payable by Buyer for periods after the Closing Date received for a Pre-Closing Tax Period that is a Straddle Period, the amount to be remitted by Buyer to Seller shall be determined as provided in Section 6.4 as applicable to such Taxes, (ii) the amount to be remitted by Buyer to Seller shall be reduced by any reasonable expenses incurred by Buyer to obtain such Tax refund or credit (for the avoidance of doubt, for any such costs related to a Straddle Period, such expenses shall be split between Buyer and Seller on a proportionate basis based upon the amount of such Tax refunds or credits allocated to the Pre-Closing Tax Period and the Post-Closing Tax Period) and (iii) if Buyer or any of its Affiliates are required by Law to return any such Tax refund or credit, Seller shall return to Buyer such Tax refund or credit, together with any associated interest, no later than 30 days after Buyer provides written notice to Seller that return of such Tax refund or credit is required by Law.

Section 6.7 Purchase Price Allocation. The parties agree to allocate the Final Purchase Price and Assumed Liabilities (and other items treated as taxable consideration for income Tax purposes) (“Allocable Consideration”), which the parties intend to be consistent with the principles of Section 1060 of the Code; provided, that, any Assumed Liabilities that related to taxable periods (or portions thereof) beginning on or after the Closing shall not be included in the calculation of Assumed Liabilities for purposes of this Section 6.7 unless otherwise required by Law. Within 45 days following the Closing Date, the Buyer and the Seller shall attempt in good faith to agree on a draft allocation schedule of the Allocable Consideration (along with supporting calculations and worksheets used or prepared in connection with preparing such draft allocation schedule) among the Transferred Assets (the “Allocation”). If, and only if, the Seller and the Buyer agree to the Allocation, then the parties shall file their respective federal, state, and local Tax Returns (including IRS Form 8594) in accordance with the Allocation and shall not take any position, whether in connection with a Tax audit, a Tax Return, or otherwise, that is inconsistent with the agreed Allocation unless required to do so pursuant to a final “determination” within the meaning of Section 1313(a) of the Code or pursuant to other applicable Law.

Section 6.8 Tax Credit. Following the Closing Date, the parties shall discuss in good faith the transfer of the Seller’s right, title and interest in and to the California Competes Tax Credit relating to the ATOM Facility to the Buyer on mutually agreed terms and at no expense to the Buyer, to the extent the Seller cannot use such credit and subject to the California Governor’s Office of Business and Economic Development approval of such transfer.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), including any Law that may be administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls (OFAC), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated. All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

(c) At least the applicable percentage of the ATOM Facility Employees identified as the “Minimum %” in each of the categories identified on Schedule 5.5(a)(ii) of the Disclosure Schedules that receive an offer of employment from the Buyer shall have executed an offer letter for employment with the Buyer and (i) shall be an employee of the Seller immediately prior to the Closing Date, and shall not have taken any action to rescind or terminate such employee’s employment agreement with Seller (except in connection with accepting an offer of employment from the Buyer); (ii) shall have executed an offer letter for employment with the Buyer and such offer letter of employment shall be in full force and effect as of the Closing Date; and (iii) shall not have taken any action to rescind or terminate such employee’s offer letter of employment with the Buyer, as applicable. The Buyer shall not take any action to rescind or revoke offers of employment made, or executed, with respect to any ATOM Facility Employees.

Section 7.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) The representations and warranties of the Buyer contained in Article IV shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) The Seller shall have received an executed counterpart of each of the Ancillary Agreements Executed on the Closing Date, signed by each party other than the Seller.

Section 7.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) The Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).

(b) The representations and warranties of the Seller contained in Article III (other than the Fundamental Representations) shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Seller Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Buyer shall have received from the Seller a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(c) Subject to the Buyer having taken the actions set forth on Schedule 5.14(a)(i) of the Disclosure Schedules applicable to the Buyer, the Seller shall have taken the actions set forth on Schedule 5.14(a)(i) of the Disclosure Schedules applicable to the Seller.

(d) The Buyer shall have received an executed counterpart of each of the Ancillary Agreements Executed on the Closing Date, signed by each party other than the Buyer.

(e) The ATOM Lease Assignment shall remain in full force and effect and shall not have been amended, rescinded or revoked. The Buyer shall have received within 10 Business Days of the Closing Date, an estoppel certificate executed by the Landlord in the form required by Section 31(d) of the ATOM Lease.

(f) The Buyer shall have received evidence reasonably satisfactory to the Buyer of receipt of the Material Closing Consents by such third party(ies) thereto, to the extent determined necessary by the Seller.

(g) The Buyer shall have received an IRS Form W-9 for Seller.

(h) The Buyer shall have received an electronic copy containing (in a readable and otherwise reasonably acceptable format) complete and accurate copies of (i) the contents of the Data Room as at 5:00 P.M. Eastern time on the date immediately prior to the date of this Agreement, and (ii) separately identified, each document added to such Data Room after such time.

Section 7.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use efforts to cause the Closing to occur as required by Section 5.8.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties and Covenants.

(a) Other than the Fundamental Representations, the representations and warranties of the Seller and the Buyer contained in Article III and IV, respectively, shall survive the Closing for a period of [***] after Closing.

(b) The Fundamental Representations shall survive the Closing and remain in full force indefinitely, except Section 3.13 (Taxes) and Section 3.14 (Environmental), which shall survive Closing and remain in effect until [***].

(c) The covenants and agreements of the Seller and the Buyer contained in Article V shall terminate on the Closing, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall survive for a period of [***] following the date by which such performance was due.

(d) The survival periods set forth in Sections 8.1(a), (b) and (c) are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity. No claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the survival periods set forth in Sections 8.1(a), (b) and (c). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2 Indemnification by the Seller. From and after the Closing, the Seller shall indemnify and hold harmless the Buyer, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any losses, Liabilities, damages and expenses (hereinafter collectively, “Losses”) to the extent arising out of or resulting from:

(a) any breach of any representation or warranty made by the Seller contained in Article III;

(b) any breach of any covenant or agreement of the Seller contained in Article V requiring performance by the Seller after the Closing;

(c) any and all Liability for Taxes (or the non-payment thereof) (i) imposed on or payable by Seller regardless of the taxable period to which such Taxes relate (excluding any such Taxes that are an Assumed Liability); and (ii) imposed on or with respect to the ATOM Facility or the Transferred Assets that are incurred in, or attributable to any Pre-Closing Tax Period except to the extent otherwise explicitly set forth in this Agreement; and

(d) any Excluded Liability.

Section 8.3 Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify and hold harmless the Seller, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:

(a) any breach of any representation or warranty made by the Buyer contained in Article IV;

(b) any breach of any covenant or agreement of the Buyer contained in Article VI requiring performance by the Buyer after the Closing; and

(c) any Assumed Liability.

Section 8.4 Procedures.

(a) In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail (i) the facts giving rise to any claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Loss included in the amount so stated, to the extent known, (iv) the date such item was paid or properly accrued, and (v) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third Party Claim, and which releases the Indemnified Party completely in connection with such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, (which consent shall not be unreasonably withheld).

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information promptly to the Indemnifying Party, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. For the avoidance of doubt, the Indemnified Party shall not be entitled to commence any Action against the Indemnifying Party for indemnification pursuant to this Section 8.4(c) unless the notice and procedural provisions set forth herein shall have been satisfied prior thereto.

Section 8.5 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement:

(i) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by Buyer Indemnified Parties pursuant to Section 8.2(a) (other than breaches of Fundamental Representations) shall be [***];

(ii) the Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification pursuant to Section 8.2(a) (other than breaches of Fundamental Representations) unless and until the aggregate amount of indemnifiable Losses exceeds [***] (the “Deductible Amount”), in which case the Seller shall be liable for all Losses in excess of the Deductible Amount (subject to the limit set forth in Section 8.5(a)(i)); provided, however, that no Losses may be claimed by any Buyer Indemnified Party or shall be reimbursable by the Seller or shall be included in calculating the aggregate Losses for purposes of this clause (ii) other than Losses in excess of [***] resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances, provided, that a Buyer Indemnified Party shall be entitled to dollar one indemnification from the Seller pursuant to Section 8.2(a) for breaches of Fundamental Representations and for indemnification from the Seller pursuant to Section 8.2(b)-(c);

(iii) no party shall have a right to make a claim for any Loss for contingent or inchoate claims and may claim only for a Loss that has, in fact, been paid, becomes due and payable, or incurred;

(iv) except in the case of Fraud, intentional misrepresentation or Willful Breach, under no circumstances will a Buyer Indemnified Party be entitled to recover from the Seller, in the aggregate, any amounts in excess of the Final Purchase Price in respect of any and all claims for indemnification for breaches of Fundamental Representations asserted; and

(v) in the event the Buyer proceeds with the Closing notwithstanding actual knowledge by the Buyer or any Affiliate of the Buyer at or prior to the Closing of any breach by the Seller of any representation, warranty or covenant in this Agreement, no Buyer Indemnified Party shall have any claim or recourse against the Seller or any of its Affiliates or Representatives with respect to such breach, under this Article VIII or otherwise.

(b) For purposes of determining whether there is or was an inaccuracy in, or whether there has been a breach of, any representation or warranty herein and recalculating the amount of Losses hereunder with respect to a breach of any representation or warranty herein, all qualifications in the representations and warranties herein as to “material”, “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in or applicable to such representation or warranty, shall be disregarded.

Section 8.6 Exclusive Remedy.

(a) Except for (i) the dispute mechanism in Section 2.8(e), (ii) Article VI, (ii) the dispute mechanisms in Section 10.8, (iii) Section 10.12, or (iv) in the case of Fraud, intentional misrepresentation or Willful Breach; after the Closing, this Article VIII will provide the exclusive remedy against the Seller or the Buyer for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby.

(b) The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer’s remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder.

(c) Nothing in this Section 8.6 shall prevent a party from seeking and/or obtaining specific performance in accordance with Section 10.13.

Section 8.7 No Right of Set-Off(a) . The Buyer and the Seller for itself and for each of its Subsidiaries, Affiliates, successors and assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that the Buyer or the Seller, as the case may be, or any of their Subsidiaries, Affiliates, successors and assigns has or may have with respect to the payments under this Agreement or any other payments to be made by the Buyer or the Seller pursuant to any Ancillary Agreement or any other document or instrument delivered by the Buyer or the Seller in connection herewith or therewith.

Section 8.8 Treatment of Indemnity Payments. Following the Closing, any payment made pursuant to this Article VIII shall be treated by the parties hereto, to the extent permitted by Law, for federal income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by the Seller in the transaction contemplated by this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) (i) by the Seller, if the Seller is not in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c) (i) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller; and

(d) by either the Seller or the Buyer if the Closing shall not have occurred on or prior to June 30, 2022; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any party except (a) for the provisions of Section 3.21 and Section 4.5 relating to broker’s fees and finder’s fees, Section 5.6 relating to confidentiality, Section 5.11 relating to public announcements, this Section 9.2 and Article X and (b) that nothing herein shall relieve any party from any Liabilities or damages arising out of Fraud, intentional misrepresentation or a Willful Breach, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from Fraud, intentional misrepresentation or a Willful Breach of this Agreement by the other.

Section 10.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.3 Waiver; Extension. At any time prior to the Closing, the Seller, on the one hand and the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Email communications shall not constitute notice duly given hereunder. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Seller, to:

Atara Biotherapeutics, Inc.

611 Gateway, Suite 900

South San Francisco, CA 94080

Attention: General Counsel

E-mail: [***]

with a copy (which shall not constitute notice) to:

Atara Biotherapeutics, Inc.

2380 Conejo Spectrum St, Suite 200

Thousand Oaks, CA 91320

Attention: SVP Corporate Strategy and Business Development

E-mail: [***]

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, CA 94105

Attention: Ryan Murr and Todd Trattner

E-mail: [***]

(ii)	if to the Buyer, to:

FUJIFILM Diosynth Biotechnologies California, Inc.

c/o FUJIFILM Holdings America Corporation

200 Summit Lake Drive

Valhalla, New York 10595-1356

Attention: General Counsel

E-mail: [***]

and

FUJIFILM Diosynth Biotechnologies California, Inc.

c/o FUJIFILM Holdings America Corporation

200 Summit Lake Drive

Valhalla, New York 10595-1356

Attention: Chief Business Officer

Email: [***]

with a copy (which shall not constitute notice) to:

Polsinelli PC

900 W. 48th Place, Suite 900

Kansas City, MO 64112

Attention: Kevin R. Sweeney and Jessica M. Norris

E-mail: [***]

Section 10.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including, without limitation, any implied covenants regarding noncompetition or non-solicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Article VIII , which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 10.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.8 Mediation and Submission to Jurisdiction; Expedited Arbitration.

(a) Subject to the rights of the parties to seek equitable remedies set forth in Section 10.12, the parties will attempt in good faith to resolve through negotiation any dispute, claim or controversy arising out of or relating to this Agreement or the Ancillary Agreements after Closing. Either party may initiate negotiations of any dispute by providing written notice to the other party in accordance with this Agreement, setting forth the subject of the dispute. The recipient of such notice will respond in writing within 10 calendar days with a statement of its position on and recommended solution to the dispute. If the dispute is not resolved by this exchange of correspondence, then Representatives of each party with full settlement authority will meet virtually within 30 calendar days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute. If the dispute is not resolved by these negotiations, the matter will be submitted for mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to legal remedies, unless otherwise agreed to by the parties in writing. The parties shall equally share any fees or expenses of the mediator. If the matter is not resolved through mediation, then the parties shall be free to avail themselves of any and all legal remedies, as set forth herein.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) If a party exercises its rights under this Agreement to refer a dispute to expedited arbitration, then the parties will follow the expedited dispute resolution process in this Section 10.8(c) (and not the dispute resolution process in the foregoing clauses (a) and (b)) (“Expedited Arbitration”). The parties agree and acknowledge that any good faith dispute under Expedited Arbitration will not be deemed to be a material breach of this Agreement. The expedited dispute will be submitted to fast track, binding arbitration in accordance with the following:

(i) An Expedited Arbitration shall be administered by the American Arbitration Association in accordance with its International Arbitration Rules, as amended by this Section 10.8(c), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be Los Angeles, California. The award shall be rendered within 15 days after the appointment of the arbitrator, unless the arbitrator determines that the interest of justice requires that such limit be extended. The language of the arbitration shall be English. There shall be one arbitrator. If the parties are unable to agree on an arbitrator within five days from the initiation of the arbitration, then the parties will request that the American Arbitration Association select the arbitrator. The arbitrator shall have at least 10 years of experience in disputes involving the pharmaceutical and life sciences manufacturing industries, including the conduct of research, development, and commercialization collaborations. Except in a proceeding to enforce the results of the arbitration or as otherwise required by applicable Laws, neither the Seller nor the Buyer nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written agreement of the Seller and the Buyer.

(ii) Within two days after the appointment of the arbitrator, each party will provide the arbitrator with a proposal and written memorandum in support of its position regarding the expedited dispute, as well as any documentary evidence it wishes to provide in support thereof and the arbitrator will provide each party’s proposal to the other party after it receives it from both parties.

(iii) Within two days after a party receives the other party’s proposal, such party will have the right to submit a written rebuttal memorandum, if any, to the arbitrator and the other party. If requested by the arbitrator, the parties will make oral submissions to the arbitrator based on such party’s proposal.

(iv) Within 10 days after the receipt by the arbitrator of both parties’ written rebuttal memorandums (or expiration of the two-day period if any party fails to submit a response), the arbitrator will issue a final award in writing, stating its reasoning; provided, that, the arbitrator will select one of the parties’ proposals, and the cost of the arbitration and the other party’s reasonable and documented attorneys’ and witnesses’ fees and associated costs and expenses thereof will be borne by the party whose proposal was not accepted. The decision of the arbitrator will be the sole, exclusive, binding and non-appealable remedy between the parties regarding the dispute referred to Expedited Arbitration.

Section 10.9 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedules as though fully set forth in such Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Seller Material Adverse Effect” or other similar terms in this Agreement.

Section 10.10 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal Liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of either party hereto.

Section 10.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement or any of the rights, interests or obligations under this Agreement to any Affiliate of the Buyer or in connection with a Change of Control without the prior consent of the Seller; provided further, that the Seller may assign (a) any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller or (b) this Agreement in connection with a Change of Control, in each case of (a) and (b) without the consent of the Buyer; provided still further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.16 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The Seller, and the Buyer agree that this Agreement, any amendment thereto or any other document necessary for the consummation of the transaction contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the E-Sign Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on the Seller and the Buyer the same as if it were physically executed. No party hereto shall raise the use of any electronic signature that complies with the E-Sign Act (including www.docusign.com), or the use of a facsimile machine, electronic mail or other similar transmission method as a means to deliver a signature to this Agreement or any amendment hereto as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

Section 10.17 Force Majeure. With respect to the covenant obligations of the parties in this Agreement, the party primarily required to perform such obligation will bear the risk of any force majeure event, which such event shall not be an excuse or waiver of performance or compliance.

Section 10.18 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.19 No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.20 Prevailing Party. If there shall occur any dispute or proceeding among the parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expense) of the prevailing party.

Section 10.21 [***].

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Atara Biotherapeutics, Inc.

By:	/s/ Pascal Touchon
Name: Pascal Touchon
Title: CEO

FUJIFILM Diosynth Biotechnologies California, Inc.

By:	/s/ Martin Meeson
Name: Martin Meeson
Title: President & CEO

Solely with respect to Article IV [***]

FUJIFILM Holdings America Corporation

By:	/s/ Jun Higuchi
Name: Jun Higuchi
Title: President

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT